Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Qwest Communications International Inc.:

We have audited the accompanying consolidated balance sheets of Qwest Communications International Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Qwest Communications International Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in note 2 to the accompanying consolidated financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective December 31, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R), effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, and effective December 31, 2005, the Company adopted FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.

KPMG LLP

Denver, Colorado

February 12, 2008, except for notes 2, 9, and 20,

    as to which the date is April 4, 2008

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions except per share amounts, shares in thousands)
Operating revenue	$13,778	$13,923	$13,903
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	4,692	4,923	5,180
Selling	2,136	2,116	2,045
General, administrative and other operating	2,735	2,559	2,758
Depreciation and amortization	2,459	2,770	3,065

Total operating expenses (Note 2)	12,022	12,368	13,048

Other expense (income)—net:
Interest expense on long-term borrowings and capital leases—net	1,095	1,169	1,483
Loss on early retirement of debt—net	26	5	462
Gain on sale of assets	(7)	(68)	(263)
Other—net	(22)	(108)	(67)

Total other expense (income)—net	1,092	998	1,615

Income (loss) before income taxes and cumulative effect of changes in accounting principles	664	557	(760)
Income tax benefit	2,253	36	3

Income (loss) before cumulative effect of changes in accounting principles	2,917	593	(757)
Cumulative effect of changes in accounting principles—net of taxes	—	—	(22)

Net income (loss)	$2,917	$593	$(779)

Basic earnings (loss) per share:
Income (loss) before cumulative effect of changes in accounting principles	$1.59	$0.31	$(0.41)
Cumulative effect of changes in accounting principles—net of taxes	—	—	(0.01)

Basic earnings (loss) per share	$1.59	$0.31	$(0.42)

Diluted earnings (loss) per share:
Income (loss) before cumulative effect of changes in accounting principles	$1.52	$0.30	$(0.41)
Cumulative effect of changes in accounting principles—net of taxes	—	—	(0.01)

Diluted earnings (loss) per share	$1.52	$0.30	$(0.42)

Weighted average shares outstanding:
Basic	1,829,244	1,889,857	1,836,374
Diluted	1,920,766	1,971,545	1,836,374

The accompanying notes are an integral part of these consolidated financial statements.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(Dollars in millions, shares in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$902	$1,241
Short-term investments	79	248
Accounts receivable—net of allowance of $145 and $146, respectively	1,576	1,600
Deferred income taxes	654	187
Prepaid expenses and other	362	378

Total current assets	3,573	3,654
Property, plant and equipment—net	13,671	14,579
Capitalized software—net	853	818
Deferred income taxes	1,584	—
Prepaid pension	1,672	1,311
Other	1,179	877

Total assets	$22,532	$21,239

LIABILITIES AND STOCKHOLDERS’ EQUITY OR DEFICIT
Current liabilities:
Current portion of long-term borrowings	$601	$1,686
Accounts payable	1,008	992
Accrued expenses and other	1,999	1,861
Deferred revenue and advance billings	601	621

Total current liabilities	4,209	5,160
Long-term borrowings—net of unamortized debt discount of $190 and $209, respectively	13,650	13,206
Post-retirement and other post-employment benefit obligations	2,188	2,366
Deferred revenue	538	506
Other	1,384	1,446

Total liabilities	21,969	22,684

Commitments and contingencies (Note 16)
Stockholders’ equity or deficit:
Preferred stock—$1.00 par value, 200 million shares authorized; none issued or outstanding	—	—
Common stock—$0.01 par value, 5 billion shares authorized; 1,792,508 and 1,902,642 shares issued, respectively	18	19
Additional paid-in capital	42,344	43,384
Treasury stock—5,221 and 1,993 shares, respectively (including 62 shares held in rabbi trusts at both dates)	(18)	(24)
Accumulated deficit	(43,084)	(45,907)
Accumulated other comprehensive income	1,303	1,083

Total stockholders’ equity (deficit)	563	(1,445)

Total liabilities and stockholders’ equity or deficit	$22,532	$21,239

The accompanying notes are an integral part of these consolidated financial statements.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)
Operating activities:
Net income (loss)	$2,917	$593	$(779)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,459	2,770	3,065
Deferred income taxes	(2,283)	(5)	(5)
Provision for bad debt—net	173	155	173
Loss on early retirement of debt—net	26	5	462
Gain on sale of assets	(7)	(68)	(263)
Cumulative effect of changes in accounting principles—net of taxes	—	—	22
Other non-cash charges—net	68	57	37
Changes in operating assets and liabilities:
Accounts receivable	(142)	(223)	(104)
Prepaid expenses and other current assets	11	168	(8)
Accounts payable and accrued expenses and other current liabilities	23	(372)	73
Deferred revenue and advance billings	12	(33)	(73)
Other non-current assets and liabilities	(231)	(258)	(287)

Cash provided by operating activities	3,026	2,789	2,313

Investing activities:
Expenditures for property, plant and equipment and capitalized software	(1,669)	(1,632)	(1,613)
Proceeds from sale of property and equipment	16	173	420
Proceeds from sale of investment securities	203	70	1,793
Purchases of investment securities	(64)	(217)	(1,086)
Reclassification of cash equivalent to investment (Note 4)	(100)	—	—
Acquisition of OnFiber Communications, Inc.	—	(107)	—
Other	13	13	27

Cash used for investing activities	(1,601)	(1,700)	(459)

Financing activities:
Proceeds from long-term borrowings	500	600	3,152
Repayments of long-term borrowings, including current maturities	(1,176)	(1,180)	(4,716)
Proceeds from issuances of common stock	113	205	39
Repurchases of common stock	(1,170)	(209)	—
Early retirement of debt costs	(15)	(9)	(567)
Other	(16)	(101)	(67)

Cash used for financing activities	(1,764)	(694)	(2,159)

Cash and cash equivalents:
(Decrease) increase in cash and cash equivalents	(339)	395	(305)
Beginning balance	1,241	846	1,151

Ending balance	$902	$1,241	$846

The accompanying notes are an integral part of these consolidated financial statements.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Shares of Common Stock	Common Stock and Additional Paid-in Capital	Treasury Stock at cost	Accum- ulated Deficit	AOCI(L)(1)	Total	Compre- hensive Income (Loss)
	(Shares in thousands)	(Dollars in millions)
Balance as of December 31, 2004	1,816,386	$43,129	$(20)	$(45,721)	$—	$(2,612)
Net loss	—	—	—	(779)	—	(779)	$(779)
Other comprehensive loss—net of taxes	—	—	—	—	(9)	(9)	(9)

Total comprehensive loss							$(788)

Common stock issuances:
Stock options exercised	8,432	26	—	—	—	26
Employee stock purchase plan	2,064	7	—	—	—	7
401(k) plan trustee discretionary purchases	1,084	5	—	—	—	5
Extinguishment of debt	38,348	145	—	—	—	145
Rabbi trusts treasury share disposition (issuance)	106	(3)	4	—	—	1
Other	(60)	—	(1)	—	—	(1)

Balance as of December 31, 2005	1,866,360	43,309	(17)	(46,500)	(9)	(3,217)
Net income	—	—	—	593	—	593	$593
Other comprehensive income—net of taxes	—	—	—	—	9	9	9

Total comprehensive income							$602

Initial impact upon adoption of SFAS No. 158:
Pension—net of taxes	—	—	—	—	210	210
Other post-retirement obligations—net of taxes	—	—	—	—	873	873
Common stock repurchases	(26,027)	(209)	—	—	—	(209)
Common stock issuances:
Stock options exercised	43,213	181	—	—	—	181
Employee stock purchase plan	1,543	10	—	—	—	10
401(k) plan trustee discretionary purchases	1,906	14	—	—	—	14
Extinguishment of debt	8,593	66	—	—	—	66
Other	5,061	32	(7)	—	—	25

Balance as of December 31, 2006	1,900,649	43,403	(24)	(45,907)	1,083	(1,445)
Net income	—	—	—	2,917	—	2,917	$2,917
Other comprehensive income—net of taxes:
Pension	—	—	—	—	237	237	237
Other post-retirement obligations	—	—	—	—	(15)	(15)	(15)
Unrealized loss on investments	—	—	—	—	(2)	(2)	(2)

Total comprehensive income—net							$3,137

Dividends declared	—	—	—	(142)	—	(142)
Impact upon adoption of FIN 48	—	—	—	48	—	48
Common stock repurchases	(136,974)	(1,172)	—	—	—	(1,172)
Common stock issuances:
Stock options exercised	18,904	84	—	—	—	84
Employee stock purchase plan	1,707	12	—	—	—	12
401(k) plan trustee discretionary purchases	2,058	17	—	—	—	17
Other	943	18	6	—	—	24

Balance as of December 31, 2007	1,787,287	$42,362	$(18)	$(43,084)	$1,303	$563

(1)	Accumulated Other Comprehensive Income (Loss)

The accompanying notes are an integral part of these consolidated financial statements.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006 and 2005

Unless the context requires otherwise, references in these consolidated financial statements to “Qwest,” “we,” “us,” the “Company” and “our” refer to Qwest Communications International Inc. and its consolidated subsidiaries. References in these consolidated financial statements to “QCII” refer to Qwest Communications International Inc. on an unconsolidated, stand-alone basis.

Note 1: Business and Background

We provide voice, data, Internet and video services nationwide and globally. We generate the majority of our revenue from services provided within the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. We often refer to this region as our “local service area.”

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include our accounts and the accounts of our subsidiaries over which we exercise control. All intercompany amounts and transactions with our consolidated subsidiaries have been eliminated.

In light of regulatory changes in 2007 and consistent with our continuing strategy to simplify our corporate structure and gain operational efficiencies, in the first quarter of 2008 we made changes to the legal organization of some of our subsidiaries and moved some of our operations among our subsidiaries. To reflect the impact these changes would have had if they had been implemented in prior years and to aid the understanding of our future filings, we have recast certain financial information presented in Note 9—Borrowings and Note 20—Financial Statements of Guarantors. In addition, we continue to evaluate other ways to better organize the legal organization and operations of our subsidiaries and may make additional changes to the legal organization and operations of our subsidiaries in the future.

Reclassifications

During the first quarter of 2008, we changed the definitions we use to classify expenses as cost of sales, selling expenses or general, administrative and other operating expenses, and as a result certain expenses in our consolidated statements of operations have been reclassified. Operating expenses are now reported as follows:

•

Cost of sales are costs incurred in providing products and services to our customers. These include: facility costs; employee-related costs directly attributable to operating and maintaining our network (such as salaries, wages and certain benefits); equipment sales costs (such as data integration, handsets and modem costs); and other cost of sales directly related to our network operations (such as professional fees, materials and supplies and outsourced services).

•

Selling expenses are costs incurred in selling products and services to our customers. These include: employee-related costs directly attributable to selling products or services (such as salaries, wages, internal commissions and certain benefits); marketing, advertising and external commissions; bad debt; and other selling costs (such as professional fees and outsourced services).

•

General, administrative and other operating expenses are corporate overhead and other operating costs. These include: employee-related costs for administrative functions (such as salaries, wages and certain benefits); taxes and fees (such as property and other taxes and universal service fund (“USF”) charges); real estate and occupancy costs (such as rents and utility costs); and other general, administrative and

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

other operating costs (such as professional fees, outsourced services, litigation related charges and general computer systems support services). General, administrative and other operating expenses also include our pension and post-retirement benefits costs for all employees.

We believe these changes—which align cost of sales with our network, facilities and equipment costs, align selling costs with our direct business unit costs, and provide additional detail on our general, administrative and other operating costs—allow users of our financial statements to better understand our cost structure and the way we manage our business. These expense classifications may not be comparable to those of other companies. These changes had no impact on total operating expenses or net income for any period. However, to reflect the impact these changes would have had if they had been implemented in prior years and to aid the understanding of our future filings, we have recast certain financial information presented in our consolidated statements of operations, in this Note 2—Basis of Presentation and in Note 20—Financial Statements of Guarantors. These changes resulted in $565 million, $685 million and $656 million moving from the cost of sales category to either selling expenses or general, administrative and other operating expenses for the years ended December 31, 2007, 2006 and 2005, respectively.

We periodically evaluate the appropriateness of classifications on our consolidated balance sheets. As a result of our recent evaluation, we have reclassified certain amounts on our consolidated balance sheets to conform to the current year presentation. These changes included the reclassification of other intangible assets of $73 million as of December 31, 2006. In our Annual Report on Form 10-K for the year ended December 31, 2006, other intangible assets were included in capitalized software and other intangible assets—net. In 2007, we determined that these assets were more appropriately classified as other non-current assets. The reclassification resulted in a change to the caption on our consolidated balance sheets from capitalized software and other intangible assets to capitalized software—net.

Use of Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions made when accounting for items and matters such as, but not limited to, long-term contracts, customer retention patterns, allowance for doubtful accounts, depreciation, amortization, asset valuations, internal labor capitalization rates, recoverability of assets (including deferred tax assets), impairment assessments, employee benefits, taxes, reserves and other provisions and contingencies are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented. We also make estimates in our assessments of potential losses in relation to threatened or pending legal and tax matters. See Note 16—Commitments and Contingencies.

For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. If we have the potential to recover a portion of the estimated loss from a third party, we make a separate assessment of recoverability and reduce the estimated loss if recovery is also deemed probable.

Effective January 1, 2007, for matters related to income taxes, we apply Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). See Note 3—Income Taxes for further discussion.

Actual results could differ from our estimates.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Revenue Recognition

We recognize revenue for services when the related services are provided. Recognition of certain payments received in advance of services being provided is deferred until the service is provided. These advance payments include wireline activation fees and installation charges, which we recognize as revenue over the expected customer relationship period ranging from one to five years. We also defer related costs for customer acquisitions. The deferral of customer acquisition costs is limited to the amount of deferral of revenue on advance payments. Costs in excess of advance payments are recorded as expense in the period such costs are incurred. Expected customer relationship periods are estimated using historical experience. Termination fees or other fees on existing contracts that are negotiated in conjunction with new contracts are deferred and recognized over the new contract term.

Revenue on customer arrangements that include both equipment and services is evaluated to determine whether the elements are separable based on objective evidence. If the elements are deemed separable and separate earnings processes exist, the revenue associated with each element is allocated to each element based on the relative fair values of the separate elements. The revenue associated with each element is then recognized as earned. For example, if we receive an up-front cash payment when we sell equipment and continuing service together, we immediately recognize as revenue the cash paid attributable to the equipment sale as long as all the conditions for revenue recognition have been satisfied. Any portion of the up-front cash payment in excess of the relative fair value of the equipment is recognized ratably over the longer of the contractual period or the expected customer relationship period. These conditions include: (i) whether the equipment has stand alone value from other services in the arrangement; (ii) whether delivery has occurred or services have been rendered; (iii) whether the customer has fully accepted the equipment; (iv) whether the amount charged and the fair value for each separate element is known; and (v) whether collectibility is reasonably assured. If separate earnings processes do not exist, the total advance payment is deferred and recognized ratably over the longer of the contractual period or the expected customer relationship period.

We have periodically transferred optical capacity assets on our network to other telecommunications service carriers. These transactions are structured as indefeasible rights of use, commonly referred to as IRUs, which are the exclusive right to use a specified amount of capacity or fiber for a specified term, typically 20 years. We account for the consideration received on transfers of optical capacity assets for cash and on all of the other elements deliverable under an IRU as revenue ratably over the term of the agreement. We have not recognized revenue on any contemporaneous exchanges of our optical capacity assets for other optical capacity assets.

We offer some products and services that are provided by third-party vendors. We review the relationship between us, the vendor and the end customer to assess whether revenue should be reported on a gross or net basis. As an example, the revenue from our resold satellite digital television service is reported on a net basis, while our resold wireless service is reported on a gross basis. Our evaluation and ultimate determination of gross or net reporting is based on indicators provided in FASB Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” (“EITF 99-19”).

Allocation of Bundle Discounts

We offer bundle discounts to our customers who receive certain groupings of products and services. These bundle discounts are recognized concurrently with the associated revenue and are allocated to the various products and services in the bundled offerings. The allocation is based on the relative value of products included in each bundle combination.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

USF, Gross Receipts Taxes and Other Surcharges

Our revenue and general, administrative and other operating expenses included taxes and surcharges of $379 million, $399 million and $398 million for the years ended December 31, 2007, 2006 and 2005, respectively.

We adopted EITF Issue No. 06-03, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)” (“EITF 06-03”) for the year ended December 31, 2006. EITF 06-03 provides guidance regarding the accounting and financial statement presentation for certain taxes assessed by a governmental authority. These taxes and surcharges include, among others, USF charges, sales, use, value added, and some excise taxes. In determining whether to include such taxes in our revenue and expenses, we assess, among other things, whether we are the primary obligor or principal taxpayer for the taxes assessed in each jurisdiction where we do business. In jurisdictions where we determine that we are the principal taxpayer, we record the taxes on a gross basis and include them in our revenue and cost of sales. In jurisdictions where we determine that we are merely a collection agent for the government authority, we record the taxes on a net method and do not include them in our revenue and cost of sales. The adoption of EITF 06-03 did not change our accounting for these taxes.

Advertising Costs

Costs related to advertising are expensed as incurred. Advertising expense was $460 million, $442 million and $430 million for the years ended December 31, 2007, 2006 and 2005, respectively, and is included in selling expenses and general, administrative and other operating expenses on our consolidated statements of operations.

Restructuring Charges

Periodically, we commit to exit certain business activities, eliminate administrative and network locations or significantly reduce our number of employees. At the time a restructuring plan is approved, we record a charge to our consolidated statements of operations for our estimated costs associated with the plan. We also record a charge when we permanently cease use of a leased location. Charges associated with these exits or restructuring plans incorporate various estimates, including severance costs, sublease income and costs, disposal costs, length of time on market for abandoned rented facilities and contractual termination costs. Estimates of charges associated with abandoned operating leases, some of which entail long-term lease obligations, are based on existing market conditions and the net amounts that we estimate we will pay in the future.

Income Taxes and Tax Valuation Allowance

The provision for income taxes consists of an amount for taxes currently payable, an amount for tax consequences deferred to future periods and adjustments to our liabilities for uncertain tax positions, including interest. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax net operating loss carryforwards (“NOLs”), tax credit carryforwards and differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

We use the deferral method of accounting for federal investment tax credits earned prior to the repeal of such credits in 1986. We also defer certain transitional investment tax credits earned after the repeal, as well as

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

investment tax credits earned in certain states. We amortize these credits ratably over the estimated service lives of the related assets as a credit to our income tax provision in our consolidated statements of operations.

We establish valuation allowances when necessary to reduce deferred income tax assets to the amounts that we believe are more likely than not to be recovered. Prior to 2006, we had a history of losses and, as a result, we recognized a valuation allowance for our net deferred tax assets. A significant portion of our net deferred tax assets relate to tax benefits attributable to NOLs.

Each quarter we evaluate the need to retain all or a portion of the valuation allowance on our deferred tax assets. During 2007, we determined that it was more likely than not that we would realize the majority of our deferred tax assets, including those related to U.S. federal NOLs. In making this determination, we analyzed, among other things, our recent history of earnings and cash flows, forecasts of future earnings, the nature and timing of future deductions and benefits represented by the deferred tax assets and our cumulative earnings for the last 12 quarters. See Note 3—Income Taxes.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates. As a result, the carrying amount of cash and cash equivalents approximates fair value. In evaluating investments for classification as cash equivalents, we require that individual securities have original maturities of three months or less and that individual investment funds have dollar-weighted average maturities of ninety days or less. To preserve capital and maintain liquidity, we invest with financial institutions we deem to be of sound financial condition and in high quality and relatively risk-free investment products. Our cash investment policy limits the concentration of investments with specific financial institutions or among certain products and includes criteria related to credit worthiness of any particular financial institution.

Book overdrafts occur when checks have been issued but have not been presented to certain controlled disbursement bank accounts for payment. These bank accounts allow us to delay funding of issued checks until the checks are presented for payment. A delay in funding results in a temporary source of financing. The activity related to book overdrafts is shown as financing activities in our consolidated statements of cash flows. Book overdrafts are included in accounts payable on our consolidated balance sheets. As of December 31, 2007 and 2006, the book overdraft balance was $32 million and $38 million, respectively.

Allowance for Doubtful Accounts

The allowance for doubtful accounts receivable reflects our best estimate of probable losses inherent in our receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, plus the estimated value of any associated legally or contractually required retirement obligations. Property, plant and equipment are depreciated primarily using the straight-line group method. Under the straight-line group method, assets dedicated to providing telecommunications services (which comprise the majority of our property, plant and equipment) that have similar physical characteristics, use and expected useful lives are categorized in the year acquired on the basis of

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

equal life groups for purposes of depreciation and tracking. Generally, under the straight-line group method, when an asset is sold or retired, the cost is deducted from property, plant and equipment and charged to accumulated depreciation without recognition of a gain or loss. A gain or loss is recognized in our consolidated statements of operations only if a disposal is abnormal or unusual. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the lease term. Expenditures for maintenance and repairs are expensed as incurred. Interest is capitalized during the construction phase of network and other internal-use capital projects. Employee-related costs directly related to construction of internal use assets are also capitalized during the construction phase. Property, plant and equipment supplies used internally are carried at average cost, except for significant individual items for which cost is based on specific identification.

We perform annual internal studies or reviews to determine depreciable lives for our property, plant and equipment. Our studies utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution and, in certain instances, actuarially determined probabilities to calculate the remaining life of our asset base.

We have asset retirement obligations associated with the legally or contractually required removal of a limited group of property, plant and equipment assets from leased properties, and the disposal of certain hazardous materials present in our owned properties. When an asset retirement obligation is identified, usually in association with the acquisition of the asset, we record the fair value of the obligation as a liability. The fair value of the obligation is also capitalized as property, plant and equipment and then amortized over the estimated remaining useful life of the associated asset. Where the removal obligation is not legally binding, the net cost to remove assets is expensed in the period in which the costs are actually incurred.

Capitalized Software

Internally used software, whether purchased or developed, is capitalized and amortized using the straight-line group method over its estimated useful life. We capitalize certain costs associated with software such as costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with internally developed software to be used internally are expensed until the point at which the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. The capitalization of software requires judgment in determining when a project has reached the development stage and the period over which we expect to benefit from the use of that software. We review the economic lives of our capitalized software annually.

Impairment of Long-Lived Assets

We review long-lived assets, other than goodwill and other intangible assets with indefinite lives, for impairment whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. For measurement purposes, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. An impairment loss is recognized only if the carrying amount of the asset group is not recoverable and exceeds its fair value. Recoverability of the asset group to be held and used is measured by comparing the carrying amount of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset group. If the asset group’s carrying value is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds its fair value. We determine fair values by using a combination of comparable market values and discounted cash flows, as appropriate.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Goodwill and Other Intangible Assets

Intangible assets arising from business combinations, such as goodwill, customer lists, trademarks and trade names, are initially recorded at fair value. Other intangible assets not arising from business combinations are initially recorded at cost. Intangible assets with finite lives are amortized on a straight-line basis over those lives. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of an intangible asset, we classify the intangible asset as indefinite lived and such intangible assets are not amortized.

Impairment of Goodwill and Other Indefinite-Lived Intangible Assets

Goodwill and other long-lived intangible assets with indefinite lives, such as trademarks and trade names are reviewed for impairment annually or whenever an event occurs or circumstances change that would indicate that an impairment may have occurred. These assets are carried at historical cost if their estimated fair value is greater than their carrying amounts. However, if their estimated fair value is less than the carrying amount, goodwill and other indefinite-lived intangible assets are reduced to their estimated fair value through an impairment charge to our consolidated statements of operations. In July 2007, we completed our annual review and determined that the fair value of our indefinite-lived intangible assets exceeds their carrying amount. Accordingly, no impairment charge was recorded in 2007.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, short- and long-term investments, accounts receivable, accounts payable and borrowings. The carrying values of these instruments, excluding long-term borrowings, approximate their fair values. The fair value of our long-term borrowings, including our convertible debt, was approximately $14.6 billion and $16.1 billion, respectively, at December 31, 2007 and 2006. The fair values of our long-term borrowings are based on quoted market prices where available or, if not available, based on discounted future cash flows using current market interest rates.

Pension and Post-Retirement Benefits

Pension and post-retirement health care and life insurance benefits attributed to employees’ service during the year, as well as interest on benefit obligations, are accrued currently. Prior service costs and actuarial gains and losses are generally recognized as a component of net periodic cost over one of the following periods: (i) the average remaining service period of the employees expected to receive benefits of approximately 10 years; (ii) the average remaining life of the employees expected to receive benefits of approximately 18 years; or (iii) the term of the collective bargaining agreement, as applicable. Pension and post-retirement costs are recognized over the period in which the employee renders service and becomes eligible to receive benefits as determined using the projected unit credit method.

In computing the pension and post-retirement health care and life insurance benefit costs, the most significant assumptions we make include employee mortality and turnover, expected salary and wage increases, discount rate, expected rate of return on plan assets, expected future cost increases, health care claims experience and our evaluation of the legal basis for plan amendments. The plan benefits covered by collective bargaining agreements as negotiated with our employees’ unions can also significantly impact the amount of cost, benefit obligation and pension asset we record.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Annually, we set our discount rates based upon the yields of high-quality fixed-income investments available at the measurement date based on our future expected cash flows of the pension and post-retirement benefit plans. In making the determination of discount rates, we used the average yields of various bond matching sources and the Citigroup Pension Discount Curve.

The expected rate of return on plan assets is the long-term rate of return we expect to earn on trust assets. The rate of return is determined by the investment composition of the plan assets and the long-term risk and return forecast for each asset class. The forecasts for each asset class are generated using historical information as well as an analysis of current and expected market conditions. The expected rate of return on plan assets is reviewed annually and revised, as necessary, to reflect changes in the financial markets and our investment strategy.

The estimate of our post-retirement benefit obligation with respect to retirees who are former occupational (union) employees is based on the terms of our written benefit plans.

We have a noncontributory qualified defined benefit pension plan, or the pension plan, for substantially all management and occupational (union) employees. Our post-retirement benefit plans for certain current and future retirees include health care and life insurance benefits. To compute the expected return on pension and post-retirement benefit plan assets, we apply an expected rate of return to the market-related value of the pension plan assets and to the fair value of the post-retirement plan assets adjusted for projected benefit payments to be made from the plan assets. The market-related asset value is a computed value that recognizes changes in fair value of plan equity investments over a period of time, not to exceed five years. The five-year weighted average gains and losses related to the equity assets are added to the fair value of bonds and other assets at year-end to arrive at the market-related asset value. We recognize actual returns on our equity assets ratably over a five-year period when computing our market-related value of pension plan assets. This method has the effect of reducing the impact on costs from annual market volatility that may be experienced from year to year.

Recently Adopted Accounting Pronouncements

Effective January 1, 2007, we adopted FIN 48. See Note 3—Income Taxes for additional information.

Effective on December 31, 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). See Note 11—Employee Benefits.

Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”), which revises SFAS No. 123, “Accounting for Stock-Based Compensation.” See Note 13—Stock-Based Compensation.

In December 2005, we adopted FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations an interpretation of SFAS No. 143,” (“FIN 47”). See Note 7—Property, Plant and Equipment—Asset Retirement Obligations.

Recently Issued Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). Under SFAS No. 159, entities may choose to measure at fair value many financial

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

instruments and certain other items that are not currently required to be measured at fair value. SFAS No. 159 also establishes recognition, presentation, and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 is effective for us beginning January 1, 2008. The adoption of this standard did not have any impact on our financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for us beginning January 1, 2008 and provides a definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements for future transactions. We do not expect the adoption of this standard to have a material impact on our financial position or results of operations.

Note 3: Income Taxes

Valuation Allowance

Between 2000 and 2005, we reported a significant cumulative loss and generated substantial NOLs for income tax purposes. In 2006, we utilized a portion of these NOLs to offset our taxable income. However, at that time we could not sustain a conclusion that it was more likely than not that we would realize any of the remaining NOLs and deferred tax assets. Consequently, we maintained a valuation allowance against the majority of our net deferred tax assets.

During 2007, we determined that it is more likely than not that we will generate sufficient taxable income to realize the majority of our deferred tax assets, including the NOLs. Thus, we reversed a significant portion of the valuation allowance during 2007. In making this determination, we analyzed, among other things, our recent history of earnings and cash flows, forecasts of future earnings, the nature and timing of future deductions and benefits represented by the deferred tax assets and our cumulative earnings for the last twelve quarters. The difference in our valuation allowance between December 31, 2007 and 2006 is primarily due to the impact on our deferred tax assets from the adoption of FIN 48 of $745 million, the impact of our income before income taxes of $238 million and a decrease for other adjustments to deferred taxes of $41 million and the reversal of the valuation allowance that resulted in a current year income tax benefit of $2.133 billion. Certain deferred tax assets totaling $138 million require future income of special character to realize the tax benefits. Because we are not currently forecasting income of an appropriate character for these benefits to be realized, we continue to maintain a valuation allowance equal to the amount we do not believe is more likely than not to be realized.

Adoption of FIN 48

Effective January 1, 2007, we adopted FIN 48, which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. Though the validity of any tax position is a matter of tax law, the body of statutory, regulatory and interpretive guidance on the application of the law is complex and often ambiguous. Because of this, whether a tax position will ultimately be sustained may be uncertain. Prior to January 1, 2007, the impact of an uncertain tax position that did not create a difference between the financial statement basis and the tax basis of an asset or liability was included in our income tax provision if it was probable the position would be sustained upon audit. The benefit of any uncertain tax position that was temporary was reflected in our tax provision if it was more likely than not that the position would be sustained upon audit. Prior to the adoption of FIN 48, we recognized interest expense based on our estimates of the ultimate outcomes of the uncertain tax positions.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Under FIN 48, the impact of an uncertain tax position that is more likely than not of being sustained upon audit by the relevant taxing authority must be recognized at the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if the position has less than a 50% likelihood of being sustained. Also, under FIN 48, interest expense is recognized on the full amount of deferred benefits for uncertain tax positions.

On January 1, 2007, we recorded the following FIN 48 transition adjustments:

•	$75 million decrease in our tax liabilities for uncertain tax positions;

•	$27 million increase in interest accrued for uncertain tax positions;

•

$119 million increase in our tax liabilities for uncertain tax positions and deferred tax assets to gross-up our balance sheet for the tax benefits of tax credit carryforwards and NOLs that had previously been netted in our uncertain tax position liability; and

•

$735 million increase in our deferred tax assets that was offset by a corresponding increase to our valuation allowance. See our discussion of the 2002-2003 Internal Revenue Service (“IRS”) audit below for further information.

The IRS examines all of our federal income tax returns because we are included in the coordinated industry case program. As of December 31, 2007, all of the federal income tax returns we have filed since 1998 are still subject to adjustment upon audit. We also file combined income tax returns in many states, and these combined returns remain open for adjustments to our federal income tax returns. In addition, certain combined state income tax returns we have filed since 1994 are still open for state specific adjustments.

We have agreed on a tentative settlement with the IRS related to audits for the tax years 1998 through 2001. This settlement is subject to formal review and approval by the IRS and the Joint Committee on Taxation of the U.S. Congress. If the settlement is effected in accordance with our expectations, our total unrecognized tax benefits could decrease by approximately $200 million. We currently believe that it is reasonably likely that review and approval could occur by June 30, 2008.

We have also agreed on tentative settlements with the IRS related to several of the issues raised in its audit of our 2002 and 2003 tax years. These settlements are subject to formal review and approval by the IRS. If these settlements are effected in accordance with our expectations, our total unrecognized tax benefits could decrease by approximately $222 million in the next 12 months.

A reconciliation of the unrecognized tax benefits for the year ended December 31, 2007 follows:

Unrecognized Tax Benefits
(Dollars in millions)
Balance as of January 1, 2007	$654
Additions for current year tax positions	28
Additions for prior year tax positions	167
Reductions for prior year tax positions	(201)
Settlements	—
Reductions related to expirations of statute of limitations	—

Balance as of December 31, 2007	$648

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

As of December 31, 2007, approximately $429 million of the unrecognized tax benefits could affect our income tax provision and effective tax rate.

In accordance with our accounting policy, both before and after adoption of FIN 48, interest expense and penalties related to income taxes are included in the other—net line of our condensed consolidated statements of operations. For the year ended December 31, 2007, we recognized $30 million for interest expense related to uncertain tax positions. As of December 31, 2007 and 2006, we had recorded liabilities for interest related to uncertain tax positions in the amounts of $90 million and $33 million, respectively. The $33 million liability recorded as of December 31, 2006 did not reflect the $27 million increase we recorded on January 1, 2007 in conjunction with the adoption of FIN 48.

Income Tax Benefit

The components of the income tax benefit from continuing operations are as follows:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)
Income tax benefit:
Current tax provision:
Federal	$30	$(40)	$(1)
State and local	—	9	3

Total current tax provision	30	(31)	2

Deferred tax benefit:
Federal	112	(2)	(1)
State and local	17	(3)	(4)
Change in beginning of year valuation allowance	(2,412)	—	—

Total deferred tax benefit	(2,283)	(5)	(5)

Income tax benefit	$(2,253)	$(36)	$(3)

The effective income tax rate for our continuing operations differs from the statutory tax rate as follows:

	Years Ended December 31,
	2007	2006	2005
	(in percent)
Effective income tax rate:
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes—net of federal effect and tax expense (benefit) of income (loss) not recognized	1.6	0.7	0.1
Medicare subsidy	(2.7)	(5.1)	1.9
Uncertain tax position changes	—	(7.8)	0.2
Other	(0.9)	1.4	0.1
Benefit of tax assets not previously recognized	—	(30.7)	—
Federal tax benefit from loss not recognized	—	—	(36.9)
Adjustments related to prior periods	(9.1)	—
Changes in valuation allowance	(363.3)	—	—

Effective income tax rate	(339.4)%	(6.5)%	0.4%

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

In 2006, we reduced our state tax rate based upon a change in actual experience. This change resulted in a $33 million state deferred tax benefit, which was offset by a corresponding increase in our valuation allowance.

Deferred Tax Assets and Liabilities

The components of the deferred tax assets and liabilities are as follows:

	December 31,
	2007	2006
	(Dollars in millions)
Deferred tax assets and liabilities:
Deferred tax assets:
Net operating loss carryforwards	$2,525	$2,110
Post-retirement benefits	1,036	1,145
Deferred loss subject to amortization	333	—
Restructuring charge	129	142
Other employee benefits	101	77
Legal reserve	98	121
Other	430	472

Gross deferred tax assets	4,652	4,067
Valuation allowance on deferred tax assets	(138)	(1,805)

Net deferred tax assets	4,514	2,262

Deferred tax liabilities:
Property, plant and equipment and intangible assets	(1,542)	(1,616)
Pension	(648)	(505)
Deferred revenue	(59)	(57)
Other	(27)	(58)

Total deferred tax liabilities	(2,276)	(2,236)

Net deferred tax assets	$2,238	$26

Other Income Tax Information

As of December 31, 2007, we had NOLs of $6.8 billion, including approximately $271 million related to stock compensation, the benefit of which, if realized, will be recognized in equity. If unused, the NOLs will expire between 2009 and 2025. During 2007, our NOLs increased by $1.5 billion and other deferred tax assets increased $860 million in connection with one particular tax strategy. We had unamortized investment tax credits of $57 million and $64 million as of December 31, 2007 and 2006, respectively, which are included in other long-term liabilities on our consolidated balance sheets. These investment tax credits are amortized over the lives of the related assets. As of December 31, 2007 and 2006, we also have $69 million and $71 million ($45 million and $46 million net of federal income tax) of state investment tax credit carryforwards that will expire between 2008 and 2019, if not utilized.

We have tax sharing agreements with previous affiliates that require cash payments between the parties in certain situations. In 2006, we negotiated a settlement of certain issues covered by one of these agreements. As a result of the settlement, we received $135 million in cash and recognized $53 million in income tax benefit, as well as $39 million in interest income. This interest income was included in other—net in 2006.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Due to our NOLs, we do not generally pay income taxes. However, in 2006 we made a payment of $130 million related to prior years’ federal income tax issues, of which $74 million was tax, and was recorded as a reduction in our liability for uncertain tax positions. In 2007 and 2005, we paid immaterial amounts for income taxes. We anticipate that in 2008 we will pay approximately $136 million related to income tax settlements.

Note 4: Investments

As of December 31, 2007, we had $116 million invested in auction rate securities, which are classified as non-current, available-for-sale investments and included in other non-current assets on our consolidated balance sheet. As of December 31, 2006, we had $248 million invested in auction rate securities, which were classified as short-term investments on our consolidated balance sheet. Except for the remaining $116 million of these securities, we reduced our holdings of auction rate securities during 2007 through the auction process.

Auction rate securities are generally long-term debt instruments that provide liquidity through a Dutch auction process that resets the applicable interest rate at pre-determined calendar intervals, generally every 28 days. This mechanism generally allows existing investors to rollover their holdings and continue to own their respective securities or liquidate their holdings by selling their securities at par value. We generally invest in these securities for short periods of time as part of our cash management program. However, the recent uncertainties in the credit markets have prevented us and other investors from liquidating holdings of auction rate securities in recent auctions for these securities because the amount of securities submitted for sale has exceeded the amount of purchase orders. Accordingly, we still hold these long-term securities and are due interest at a higher rate than similar securities for which auctions have cleared. These investments are fully collateralized by AA rated bonds and are insured against loss of principal and interest by bond insurers whose AAA ratings are under review. These securities were valued using a model that takes into consideration the financial conditions of the issuer and the bond insurers as well as the value of the collateral. If the credit ratings of the issuer, the bond insurers or the collateral deteriorate, we may further adjust the carrying value of these investments.

We are uncertain as to when the liquidity issues relating to these investments will improve. Accordingly, we classified these securities as non-current as of December 31, 2007.

During the fourth quarter of 2007, a fund we historically treated as a cash equivalent began liquidating its holdings and restricting distributions. As a result, we no longer have daily liquidity and have reclassified our holdings in the fund from cash and cash equivalents to investments on our consolidated balance sheet. The reclassification from cash and cash equivalents to investments is presented as an investing activity in our consolidated statement of cash flow for the year ended December 31, 2007. As of December 31, 2007, $79 million of our remaining investment in the fund was classified as short-term investments and $10 million was classified as non-current assets on our consolidated balance sheet.

Note 5: Earnings per Share

Basic earnings per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. For purposes of this calculation, common stock outstanding does not include shares of restricted stock on which the restrictions have not yet lapsed. Diluted earnings per share reflects the potential dilution that could occur if certain outstanding stock options are exercised, the premium on convertible debt is converted into common stock and restrictions lapse on restricted stock awards.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

The following is a reconciliation of the number of shares used in the basic and diluted earnings per share computations for the years ended December 31, 2007, 2006 and 2005:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions except per share amounts, shares in thousands)
Net income (loss)	$2,917	$593	$(779)

Basic weighted average shares outstanding	1,829,244	1,889,857	1,836,374
Dilutive effect of options with strike prices equal to or less than the average price of our common stock, calculated using the treasury stock method	18,366	30,036	—
Dilutive effect of the equity premium on convertible debt at the average price of our common stock	67,487	45,261	—
Dilutive effect of unvested restricted stock and other	5,669	6,391	—

Diluted weighted average shares outstanding	1,920,766	1,971,545	1,836,374

Earnings (loss) per share:
Basic	$1.59	$0.31	$(0.42)

Diluted	$1.52	$0.30	$(0.42)

The following is a summary of the securities that could potentially dilute basic earnings per share, but have been excluded from the computations of diluted earnings (loss) per share for the years ended December 31, 2007, 2006 and 2005:

	Years Ended December 31,
	2007	2006	2005
	(Shares in thousands)
Outstanding options to purchase common stock excluded because the strike prices of the options exceeded the average price of common stock during the period	28,540	39,163	95,284

Outstanding options to purchase common stock and unvested restricted stock excluded because the market-based vesting conditions have not been met	3,351	—	—

Other outstanding options to purchase common stock excluded because the impact would have been anti-dilutive	4,933	9,297	39,656

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Note 6: Accounts Receivable

The following table presents details of our accounts receivable balances as of December 31, 2007 and 2006:

	December 31,
	2007	2006
	(Dollars in millions)
Accounts receivable—net:
Trade receivables	$1,154	$1,223
Earned and unbilled receivables	337	358
Purchased and other receivables	230	165

Total accounts receivable	1,721	1,746
Less: allowance for doubtful accounts	(145)	(146)

Accounts receivable—net	$1,576	$1,600

We are exposed to concentrations of credit risk from customers within our local service area and from other telecommunications service providers. We generally do not require collateral to secure our receivable balances. We have agreements with other telecommunications service providers whereby we agree to bill and collect on their behalf for services rendered by those providers to our customers within our local service area. We purchase accounts receivable from other telecommunications service providers on a recourse basis and include these amounts in our accounts receivable balance. We have not experienced any significant loss associated with these purchased receivables.

Note 7: Property, Plant and Equipment

The components of our property, plant and equipment as of December 31, 2007 and 2006 are as follows:

	Depreciable Lives	December 31,
		2007	2006
		(Dollars in millions)
Property, plant and equipment—net:
Land	N/A	$101	$100
Buildings	15-30 years	3,388	3,355
Communications equipment	7-10 years	19,832	20,052
Other network equipment	8-45 years	20,904	20,440
General purpose computers and other	4-11 years	2,190	2,285
Construction in progress	N/A	231	142

Total property, plant and equipment		46,646	46,374
Less: accumulated depreciation		(32,975)	(31,795)

Property, plant and equipment—net		$13,671	$14,579

During 2007 and 2006, we changed the estimates of the remaining economic lives of our communications and other network equipment. This resulted in a net increase in depreciation expense in our consolidated statements of operations of $19 million ($0.01 per basic and diluted share) in 2007 and $27 million ($0.01 per basic and diluted share) in 2006.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Asset Retirement Obligations

In December 2005, we adopted FIN 47, which requires us to recognize asset retirement obligations that are conditional on a future event, such as the obligation to safely dispose of asbestos when a building is demolished or renovated under certain circumstances. Upon adoption of FIN 47, we determined that we have conditional asset retirement obligations to properly dispose of, or encapsulate, asbestos in several of our buildings, to close fuel storage tanks and to dispose of other potentially hazardous materials. In 2005, we recorded a charge of $22 million (liability of $26 million net of an asset of $4 million) for the cumulative effect of this change in accounting principle.

As of December 31, 2007, our asset retirement obligations balance was primarily related to estimated future costs of removing circuit equipment from leased properties and estimated future costs of properly disposing of asbestos and other hazardous materials upon remodeling or demolishing buildings. Asset retirement obligations are included in other long-term liabilities on our consolidated balance sheets. The following table provides asset retirement obligation activity for the years ended December 31, 2007, 2006 and 2005:

	December 31,
	2007	2006	2005
	(Dollars in millions)
Asset retirement obligations:
Balance as of January 1	$85	$73	$55
Accretion expense	11	9	7
Liabilities incurred, including adoption of FIN 47	4	—	26
Liabilities settled and other	(42)	3	(15)

Balance as of December 31	$58	$85	$73

During 2007, we revised our estimates of the timing and amounts of our original estimate of undiscounted cash flows related to certain future asset retirement obligations. These revisions resulted in a reduction of $39 million to our asset retirement obligations and an offsetting reduction to gross property, plant and equipment.

Note 8: Capitalized Software

Internally used software, whether purchased or developed, is capitalized and amortized using the straight-line group method over its estimated useful life. As of December 31, 2007 and 2006, our capitalized software had carrying costs of $2.221 billion and $2.085 billion, respectively, and accumulated amortization was $1.368 billion and $1.267 billion, respectively.

Effective January 1, 2007, we changed our estimates of the average economic lives of capitalized software from between four and five years to between four and seven years. For the year ended December 31, 2007, amortization expense would have been higher by $120 million ($0.07 per basic and $0.06 per diluted share) had we not changed our estimates of the average economic lives. We recorded amortization expense of $228 million in 2007 for capitalized software based on a life range of four to seven years. As of December 31, 2007, the weighted average remaining life of our capitalized software was 3.5 years.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

The estimated future amortization expense for capitalized software is as follows:

Estimated Amortization
(Dollars in millions)
Estimated future amortization expense:
2008	$281
2009	211
2010	138
2011	96
2012	69
2013 and thereafter	58

Total estimated future amortization expense	$853

Note 9: Borrowings

Current Portion of Long-Term Borrowings

As of December 31, 2007 and 2006, the current portion of our long-term borrowings consisted of:

	December 31,
	2007	2006
	(Dollars in millions)
Current portion of long-term borrowings:
Long-term notes	$570	$1,656
Long-term capital lease and other obligations	31	30

Total current portion of long-term borrowings	$601	$1,686

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Long-Term Borrowings

As of December 31, 2007 and 2006, our long-term borrowings consisted of the following (for all notes with unamortized discount or premium, the face amount of the notes and the unamortized discount or premium are presented separately):

	December 31,
	2007	2006
	(Dollars in millions)
Long-term borrowings:
Qwest Communications International Inc. (“QCII”):
Senior notes with various rates ranging from 3.50% to 8.369% including LIBOR* + 3.50% and maturities from 2008 to 2025	$3,409	$3,909
Unamortized discount	(59)	(66)
Note payable to Anschutz Digital Media, Inc. (Note 15—Related Party Transactions)	8	15
Less: current portion	(77)	(1,272)

Total QCII	3,281	2,586

Qwest Capital Funding (“QCF”):
Notes with various rates ranging from 6.375% to 7.90% and maturities from 2008 to 2031	2,918	2,918
Unamortized discount	(2)	(2)
Less: current portion	(171)	—

Total QCF	2,745	2,916

Qwest Corporation (“QC”):
Notes with various rates ranging from 5.625% to 8.875% including LIBOR* + 3.25% and maturities from 2008 to 2043	7,979	7,799
Unamortized discount	(117)	(126)
Capital lease obligations	49	62
Less: current portion	(343)	(90)

Total QC	7,568	7,645

Qwest Communications Corporation (“QCC”):
7.25% Senior Notes due 2007	—	314
Unamortized discount and other	(12)	(15)
Capital lease and other obligations	77	83
Less: current portion	(9)	(323)

Total QCC	56	59

Other:
Capital lease and other obligations	1	1
Less: current portion	(1)	(1)

Total other	—	—

Total long-term borrowings	$13,650	$13,206

*	London Interbank Offered Rate

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Our long-term borrowings had the following interest rates and contractual maturities at December 31, 2007:

	Contractual Maturities
	2008	2009	2010		2011	2012	2013 and Thereafter	Total
	(Dollars in millions)
Interest rates:
Up to 5%	$—	$—	$1,265	*	$—	$—	$—	$1,265
Above 5% to 6%	328	—	—		—	—	—	328
Above 6% to 7%	171	562	500		—	—	2,026	3,259
Above 7% to 8%	71	—	403		2,151	—	4,337	6,962
Above 8% to 9%	—	250	—		—	1,500	750	2,500

Total notes and bonds	$570	$812	$2,168		$2,151	$1,500	$7,113	14,314

Capital lease and other obligations								127
Less: unamortized discount								(190)
Less: current portion of long-term borrowings								(601)

Total long-term borrowings								$13,650

*	Our 3.50% Convertible Senior Notes have a stated maturity of 2025, but they have contractual provisions that allow us to call the notes or their holders to put them to us at an earlier date. We have therefore reflected them in the table above as maturing at the earlier date.

QCII Notes

Covenants

As of December 31, 2007, QCII had outstanding a total of $2.075 billion aggregate principal amount of senior notes that were issued in February 2004 and June 2005. These notes are guaranteed on a senior unsecured basis by QSC and QCF. The indenture governing these notes limits QCII’s and its subsidiaries’ ability to:

•	incur or guarantee additional debt or issue preferred stock;

•	pay dividends or distributions on or redeem or repurchase capital stock;

•	make investments and other restricted payments;

•	issue or sell capital stock of restricted subsidiaries;

•	grant liens;

•	transfer or sell assets;

•	consolidate or merge or transfer all or substantially all of our assets; and

•	enter into transactions with affiliates.

If the notes receive investment grade ratings, most of the covenants with respect to the notes will be subject to suspension or termination. Under the indenture governing these notes, we must repurchase the notes upon certain changes of control. This indenture also contains provisions for cross acceleration relating to any of our other debt obligations and the debt obligations of our restricted subsidiaries in an aggregate amount in excess of $100 million. We were in compliance with all of the covenants as of December 31, 2007.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Repayments

On October 18, 2007, we redeemed $250 million aggregate principal amount of QCII’s Floating Rate Senior Notes due 2009. The redemption resulted in a loss on early retirement of debt of $4 million in the fourth quarter of 2007.

Also on June 4, 2007, we redeemed $250 million aggregate principal amount of QCII’s Floating Rate Senior Notes due 2009. The redemption resulted in a loss on early retirement of debt of $4 million.

QCII Convertible Senior Notes

Covenants

The indenture governing the 3.50% Convertible Senior Notes (the “Indenture”) contains certain covenants including, but not limited to, a limitation on mergers or sales of all, or substantially all, of the assets of QCII, which requires that a successor assume the obligation with regard to these notes. The Indenture contains provisions requiring acceleration of payment of the notes upon an acceleration of any other debt obligations of QCII in an aggregate amount in excess of $100 million. We were in compliance with all of the Indenture covenants as of December 31, 2007.

Balance Sheet Classification

The $1.265 billion of our 3.50% Convertible Senior Notes due 2025 (the “3.50% Convertible Senior Notes”) was classified as a non-current obligation as of December 31, 2007 because specified, market-based conversion provisions were not met as of that date. These notes were classified as a current obligation as of December 31, 2006 because the market-based conversion provisions were met as of that date. These market-based conversion provisions specify that, when our common stock has a closing price above $7.08 per share for 20 or more trading days during certain periods of 30 consecutive trading days, these notes become available for conversion for a period. If our common stock maintains a closing price above $7.08 per share during certain subsequent periods, the notes would be available for immediate conversion and the outstanding notes would again be reclassified as a current obligation.

These notes are registered securities and are freely tradable. As of December 31, 2007, they had a market price of $1,332 per $1,000 principal amount of notes, compared to an estimated conversion value of $1,184. The conversion value is calculated based on the specified conversion provisions using the closing prices of our common stock during the 20 trading days ended December 31, 2007.

Conversion Value

The conversion value of the notes may be calculated prior to maturity by using an initial conversion rate of 169.4341 per $1,000 in principal amount of the notes or an initial conversion price of $5.90, adjusted for certain events, including the payment of dividends, as described in the Indenture.

The following hypothetical example of the conversion calculation has assumed (i) no adjustment to the initial conversion rate or price is made or required under the terms of the Indenture, and (ii) the requisite conditions to an exercise of the conversion right provided under the Indenture are satisfied:

(1) If the price of our common stock exceeds $5.90 per share when the notes are converted, then for every $1,000 in principal amount of the notes surrendered for conversion, the holder will receive the following:

•	$1,000 in cash for the principal value of the notes, and

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

•

the amount by which the conversion value (calculated as the product of the initial conversion rate and the average of the closing sale prices of our common stock during the conversion period as described in the Indenture) exceeds $1,000. At our option, we may elect to pay all or a portion of this amount in shares of our common stock or equivalent value of cash.

(2) If the price of our common stock is at or below $5.90 per share when the notes are converted, then for every $1,000 in principal amount of the notes surrendered for conversion, the holder will receive the lesser of:

•	$1,000 in cash for the principal value of the notes, or

•	the conversion value, calculated as described above, in cash.

In December 2007, our Board of Directors declared a dividend as described in Note 12—Stockholders’ Equity or Deficit, and indicated the Board of Directors’ intent to pay a quarterly dividend going forward. Under the Indenture, the initial conversion rate will be adjusted by any dividend payments as described in the Indenture. We will notify the Trustee and the holders of the notes in accordance with the terms of the Indenture following any adjustment to the conversion rate.

QCII Credit Facility

We have available to us $850 million under a revolving credit facility (“the Credit Facility”), which is currently undrawn and expires in October 2010. If drawn, the Credit Facility would, at our election, bear interest at a rate of adjusted LIBOR or a base rate, in each case plus an applicable margin. Such margin varies based upon the credit ratings of the facility and is currently 1.625% for LIBOR based borrowings and 0.625% for base rate borrowings. The Credit Facility is guaranteed by QSC and is secured by a senior lien on the stock of its wholly owned subsidiary, QC.

The Credit Facility contains certain other covenants including, but not limited to, limitations on:

•	incurrence of indebtedness (suspended while the Credit Facility remains undrawn);

•	restricted payments;

•	using any proceeds to pay settlements or judgments relating to securities-related actions discussed in Note 16—Commitments and Contingencies;

•	dividend and other payments;

•	mergers, consolidations and asset sales;

•	investments; and

•	liens (suspended while the Credit Facility remains undrawn).

In the event of certain changes of control, each lender under the Credit Facility may terminate its commitment and declare any outstanding amounts for such lender’s account immediately due and payable.

The Credit Facility contains financial covenants that (i) require Qwest and its consolidated subsidiaries to maintain a debt-to-consolidated EBITDA ratio of not more than 6 to 1 and (ii) require QC and its consolidated subsidiaries to maintain a debt-to-consolidated EBITDA ratio of not more than 2.5 to 1. Consolidated EBITDA as defined in the Credit Facility means our net income (loss) adjusted for taxes, interest and non-cash and certain

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

non-recurring items. Compliance with these financial covenants is not required while the Credit Facility remains undrawn. However, we were in compliance with these financial covenants as of December 31, 2007.

The Credit Facility has a cross payment default provision, and this facility and certain other debt issues also have cross acceleration provisions. When present, such provisions could have a greater impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument. These provisions generally provide that a cross default under these debt instruments could occur if:

•	we fail to pay any indebtedness when due in an aggregate principal amount greater than $100 million;

•	any indebtedness is accelerated in an aggregate principal amount greater than $100 million; or

•	judicial proceedings are commenced to foreclose on any of our assets that secure indebtedness in an aggregate principal amount greater than $100 million.

Upon such a cross default, the creditors of a material amount of our debt may elect to declare that a default has occurred under their debt instruments and to accelerate the principal amounts due such creditors. Cross acceleration provisions are similar to cross default provisions, but permit a default in a second debt instrument to be declared only if in addition to a default occurring under the first debt instrument, the indebtedness due under the first debt instrument is actually accelerated.

QCF Notes

Covenants

The QCF notes are guaranteed by QCII on a senior unsecured basis. The indentures governing the QCF notes contain certain covenants including, but not limited to: (i) a prohibition on certain liens on the assets of QCF; and (ii) a limitation on mergers or sales of all, or substantially all, of the assets of QCF or us, which limitation requires that a successor assume the obligation with regard to these notes. These indentures do not contain any cross-default provisions. We were in compliance with all of the covenants as of December 31, 2007.

Repayment

On August 15, 2006, we repaid the remaining $485 million of QCF’s 7.75% Notes due August 15, 2006 that matured on that date.

Debt-for-Equity Exchanges

We had no debt-for-equity exchanges in 2007. During the year ended December 31, 2006, we exchanged approximately $70 million of existing QCF notes, plus $2 million of accrued interest, for approximately 8.6 million shares of our common stock with an aggregate value of approximately $66 million at the time of issuance. The effective share price for the exchange transactions ranged from $7.79 per share to $8.72 per share (principal and accrued interest divided by the number of shares issued). The trading prices for our common stock at the times the exchange transactions were consummated ranged from $7.16 per share to $8.04 per share. As a result, we recorded a gain of $6 million on debt extinguishments.

QC Notes

Covenants

The indentures governing the QC notes contain certain covenants including, but not limited to: (i) a prohibition on certain liens on the assets of QC; and (ii) a limitation on mergers or sales of all, or substantially

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

all, of the assets of QC, which limitation requires that a successor assume the obligation with regard to these notes. These indentures do not contain any cross-default provisions. We were in compliance with all of the covenants at December 31, 2007.

New Issues

On May 16, 2007, QC issued $500 million aggregate principal amount of its 6.5% Notes due 2017.

On August 8, 2006, QC issued $600 million aggregate principal amount of its 7.5% Notes due 2014.

The aggregate net proceeds from the above offerings have been or will be used for general corporate purposes, including repayment of indebtedness and funding or refinancing our investments in telecommunication assets. The notes are unsecured obligations of QC and rank equally in right of payment with all other unsecured and unsubordinated indebtedness of QC. The covenant and default terms are substantially the same as those associated with QC’s other long-term debt.

Repayments

On June 7, 2007, QC redeemed $70 million aggregate principal amount of its 6.0% Notes due 2007.

On June 4, 2007, QC redeemed $250 million aggregate principal amount of its 8 7/8% Debentures due June 1, 2031. The redemption resulted in a loss on early retirement of debt of $18 million.

On September 21, 2006, QC redeemed the remaining $90 million aggregate principal amount of its 39-year 6.25% debentures due January 1, 2007 at face value plus accrued interest of $1 million.

Concurrent with the issuance of QC’s 7.5% Notes due 2014 on August 8, 2006, QC redeemed the remaining $500 million aggregate principal amount of its floating rate term loan maturing in June 2007, plus accrued interest of $3 million. The redemption resulted in a loss on early retirement of debt of $9 million.

Registered Exchange Offers

On November 26, 2007, QC commenced a registered exchange offer for its 6.5% Notes due 2017 pursuant to the registration rights agreement that it entered into in connection with the issuance of these notes. QC completed the registered exchange offer on December 28, 2007.

On November 17, 2006, QC commenced a registered exchange offer for its 7.5% Notes due 2014 pursuant to the registration rights agreement that it entered into in connection with the issuance of these notes. QC completed the registered exchange offer on December 20, 2006.

QCC Notes

Repayment

On June 15, 2007, QCC repaid at maturity $314 million aggregate principal amount of its 7.25% Senior Notes due 2007.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Interest on Debt

Interest on debt includes interest on long-term borrowings and capital lease obligations. Other interest expense, such as interest on income taxes, is included in other—net in our consolidated statements of operations. The following table presents the amount of gross interest expense, capitalized interest and cash paid for interest during the years ended December 31, 2007, 2006 and 2005:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)
Interest expense on long-term borrowings and capital leases—net:
Gross interest expense	$1,111	$1,183	$1,496
Capitalized interest	(16)	(14)	(13)

Total interest expense on long-term borrowings and capital leases—net	$1,095	$1,169	$1,483

Cash paid for interest	$1,089	$1,127	$1,428

Note 10: Restructuring and Severance

Restructuring

During 2004 and previous years, as part of our ongoing efforts to evaluate our operating costs, we established restructuring programs, which included workforce reductions, consolidation of excess facilities, and restructuring of certain business functions. As of December 31, 2007, the remaining restructuring reserve relates to leases for real estate that we ceased using in prior periods and consists of our estimates of amounts to be paid for these leases in excess of our estimates of any sublease revenue we may collect. We expect to use this reserve over the remaining lease terms, which range from 0.3 years to 18.0 years, with a weighted average of 11.7 years.

The remaining reserve balances are included on our consolidated balance sheets in accrued expenses and other current liabilities for the current portion and other long-term liabilities for the long-term portion. The charges and reversals are included in our consolidated statements of operations in general, administrative and other operating expenses. As of December 31, 2007 and 2006, our restructuring reserve was $312 million and $347 million, respectively. The amount included in current liabilities was $32 million and $37 million, respectively, and the long-term portion was $280 million and $310 million, respectively, as of those dates.

For the years ended December 31, 2007, 2006 and 2005, we added restructuring provisions of $6 million, $21 million and $40 million to the reserves, respectively, we used $38 million, $67 million and $101 million, respectively, and we reversed $3 million, $35 million and $31 million, respectively.

The restructuring provisions less reversals for the plans discussed above for our wireline services segment were $0 million, $0 million, and $(16) million for 2007, 2006 and 2005, respectively. No amounts were recorded for our wireless services segment for any periods presented. The amounts recorded for our other services segment were $3 million, $(14) million, and $25 million for 2007, 2006 and 2005, respectively.

Severance

Severance charges are included in cost of sales, selling expenses and general, administrative and other operating expenses in our consolidated statements of operations. As of December 31, 2007 and 2006, our

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

severance liability was $25 million and $59 million, respectively. For the years ended December 31, 2007, 2006 and 2005, we accrued severance costs of $29 million, $58 million and $65 million, respectively. The remaining balance included charges primarily recorded in 2007, and we expect to pay substantially all of the 2007 severance charges in 2008.

Note 11: Employee Benefits

Adoption of SFAS No. 158

We adopted SFAS No. 158 as of December 31, 2006. SFAS No. 158 is effective in two steps. Step one required us to recognize on our consolidated balance sheet the funded status of our defined benefit post-retirement plans. This amount is defined as the difference between the value of plan assets and benefit obligations. We were also required to recognize as a component of other comprehensive income, net of taxes, the actuarial gains and losses and the prior service costs that arise but were not previously required to be recognized as components of net periodic benefit cost. Other comprehensive income is then adjusted as these amounts are recognized over time as components of net periodic benefit cost. The adoption of step one resulted in an increase in the prepaid pension asset of $218 million, an increase in current liabilities of $180 million, a decrease in post-retirement and other post-employment benefit obligations of $1.045 billion and an increase in accumulated other comprehensive income of $1.083 billion as of December 31, 2006.

Step two requires a plan’s measurement date to be the same as its balance sheet date and is effective beginning with our fiscal year ending on December 31, 2008. Since we currently use December 31 as the measurement date of the funded status of our plans, which is the same as our balance sheet date, this step will not impact our consolidated financial statements.

Pension, Post-Retirement and Other Post-Employment Benefits

We sponsor a noncontributory defined benefit pension plan for substantially all management and occupational (union) employees. In addition to this tax qualified pension plan, we also maintain a non-qualified pension plan for certain highly compensated employees. We maintain post-retirement benefit plans that provide health care and life insurance benefits for certain eligible retirees. We also provide other post-employment benefits for eligible former employees.

Pension

The pension plan includes a traditional service-based program as well as an account balance program. Participants in the service-based program include all management employees and occupational (union) employees who had reached 20 years of service by December 31, 2000 or who were service pension eligible by December 31, 2003. The account balance program covers management employees hired after December 31, 2000 and management employees who did not have 20 years of service by December 31, 2000 or who were not service pension eligible by December 31, 2003. Future benefits in the account balance program are based on 3% of eligible pay while actively employed plus an investment return. The investment return on the account balance program in a given year is based upon the average 30-year U.S. Treasury interest rate in effect during August through December of the prior year and the account balance at the beginning of the year.

Our funding policy for the pension plan is to make contributions with the objective of accumulating sufficient assets to pay all qualified pension benefits when due under the terms of the plan. No pension contributions were required in 2007 or 2006, and we do not expect to make a contribution in 2008.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Post-Retirement Benefits

The benefit obligation for our occupational (union) health care and life insurance post-retirement plan benefits is estimated based on the terms of our written benefit plans. We consider numerous assumptions, estimates and judgments, including but not limited to, discount rates, health care cost trend rates and mortality trend rates. In 2005, we negotiated our current three-year collective bargaining agreements. These collective bargaining agreements covered approximately 21,000 of our unionized employees as of December 31, 2007. Additionally, we submitted letters to the Union notifying the Union of intended changes in the benefits provided to former occupational retirees. These agreements and/or letters of notification to the Union reflect changes for the eligible post-1990 retirees who are former occupational (union) employees, including: (i) a Letter of Agreement which states retirees will begin contributing to the cost of health care benefits in excess of specified limits on the company-funded portion of retiree health care costs (also referred to as “caps”) beginning January 1, 2009, rather than January 1, 2006, which was the previous effective date of the caps: (ii) the beneficiaries of post-1990 retirees who were former occupational (union) employees are eligible to receive a reduced life insurance benefit of $10,000 effective January 1, 2006 and the beneficiaries of other retirees who were former occupational (union) employees are eligible to receive a reduced life insurance benefit of $10,000 effective January 1, 2007; and (iii) post-1990 retirees pay increased out of pocket costs through plan design changes starting January 1, 2006. These changes have been considered in the determination of the benefit obligation for our occupational (union) employee benefits under the plan. The additional costs to us of deferring the enforcement of the caps by three years were substantially offset by the additional benefit to us of the reduction in life insurance benefits. As a result of this exchange of benefits with the affected plan participants (the retirees in this case), we have determined that the caps provision beginning January 1, 2009 is substantive. If the caps were not considered to be substantive in our determination of the benefit obligation, our current calculation of the benefit obligation would increase by approximately $2.0 billion as of December 31, 2007. Our collective bargaining agreements with our employees’ unions, which expire August 16, 2008, contain caps that are effective January 1, 2009. We intend to enforce these health care caps beginning on that date in order to maintain our health care costs at competitive levels.

The terms of the post-retirement health care and life insurance plans between us and our management employees and our post-1990 management retirees are established by us and are subject to change at our discretion. We have a past practice of sharing some of the cost of providing health care benefits with our management employees and post-1990 management retirees. In 2006, we amended the health care and life insurance plans. The amendments reflect changes for the management retirees effective January 1, 2007. These amendments: (i) require post-1990 management retirees to cover any costs in excess of specified limits on the company-funded portion of retiree health care costs (also referred to as “caps”); (ii) provide that beneficiaries of management retirees are eligible for a reduced life insurance benefit of $10,000; and (iii) require post-1990 management retirees to pay increased out of pocket costs. These changes have been considered in the determination of the benefit obligation for our management employee benefits under the plans. The benefit obligation for the management post-retirement health care benefits is based on the terms of the current written plan documents and is adjusted for anticipated continued cost sharing with management employees and post-1990 management retirees. These amendments reduced our net periodic benefit cost by approximately $50 million in 2007. A putative class action purportedly filed on behalf of certain of our retirees was brought against us and certain other defendants in Federal District Court in Colorado in connection with our decision to reduce life insurance benefits for these retirees. See Note 16—Commitments and Contingencies—Other Matters for additional information.

No contributions were made to the post-retirement occupational (union) health care trust in 2007 or 2006, and we do not expect to make a contribution in 2008.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

A change of one percent in the assumed initial health care cost trend rate would have had the following effects in 2007:

	One Percent Change
	Increase	Decrease
	(Dollars in millions)
Effect on the aggregate of the service and interest cost components of net periodic post-retirement benefit cost (statement of operations)	$5	$(5)
Effect on benefit obligation (balance sheet)	$94	$(85)

Our post-retirement health care cost for post-1990 retirees is capped at a set dollar amount beginning January 1, 2007 with respect to retirees who are former management employees. Our post-retirement health care costs for retirees who are former occupational (union) employees will be capped at a set dollar amount beginning January 1, 2009. Therefore, those health care benefit obligations are not subject to increasing health care trends after the effective date for the caps.

Expected Cash Flows

The pension, non-qualified pension and post-retirement health care and life insurance benefit payments are paid by us or distributed from plan assets. The estimated benefit payments provided below have been reduced by participant contributions.

	Pension Plan	Non-Qualified Pension Plan	Post-Retirement Benefit Plans	Medicare Part D Subsidy Receipts
	(Dollars in millions)
Estimated future benefit payments:
2008	$770	$25	$422	$(18)
2009	764	4	371	(20)
2010	758	4	373	(22)
2011	749	4	373	(23)
2012	740	4	369	(26)
2013–2017	3,528	17	1,728	(155)

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Net Periodic Benefit Cost

The measurement dates used to determine pension, non-qualified pension and other post-retirement health care and life insurance benefit measurements for the plans are December 31, 2007, 2006 and 2005. The actuarial assumptions used to compute the net periodic benefit cost for our pension, non-qualified pension and post-retirement benefit plans are based upon information available as of the beginning of the year, as presented in the following table.

	Pension Plan			Non-Qualified Pension Plan			Post-Retirement Benefit Plans
	2007	2006	2005	2007	2006	2005	2007	2006	2005
Actuarial assumptions at beginning of year:
Discount rate	6.00%	5.60%	5.75%	6.00%	5.60%	5.75%	6.00%	5.60%	5.75%
Rate of compensation increase	4.65%	4.65%	4.65%	4.65%	4.65%	4.65%	N/A	N/A	N/A
Expected long-term rate of return on plan assets	8.50%	8.50%	8.50%	N/A	N/A	N/A	8.50%	8.50%	8.50%
Initial health care cost trend rate	N/A	N/A	N/A	N/A	N/A	N/A	10.00%	10.00%	10.00%
Ultimate health care cost trend rate	N/A	N/A	N/A	N/A	N/A	N/A	5.00%	5.00%	5.00%
Year ultimate trend rate is reached	N/A	N/A	N/A	N/A	N/A	N/A	2012	2011	2010

N/A—Not applicable

The components of net periodic benefit cost for our pension, non-qualified pension and post-retirement benefit plans for the years ended December 31, 2007, 2006 and 2005 are detailed below:

	Years Ended December 31,
	Pension Plan			Non-Qualified Pension Plan			Post-Retirement Benefit Plans
	2007	2006	2005	2007	2006	2005	2007	2006	2005
	(Dollars in millions)
Net periodic benefit cost:
Service cost	$126	$142	$149	$2	$2	$3	$10	$15	$20
Interest cost	492	482	500	3	3	3	233	288	310
Expected return on plan assets	(658)	(658)	(695)	—	—	—	(131)	(129)	(131)
Recognized transition asset	—	—	—	1	2	2	—	—	—
Recognized prior service cost	(5)	(5)	(5)	—	—	—	(127)	(83)	(56)
Recognized net actuarial loss	71	111	79	1	1	1	21	32	56

Total net periodic cost	$26	$72	$28	$7	$8	$9	$6	$123	$199

The net periodic benefit cost for our pension, non-qualified pension and post-retirement benefit is included in general, administrative and other operating expenses in our consolidated statements of operations.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Benefit Obligations

The actuarial assumptions used to compute the funded status for the plans are based upon information available as of December 31, 2007 and 2006 are as follows:

	December 31,
	Pension Plan		Non-Qualified Pension Plan		Post-Retirement Benefit Plans
	2007	2006	2007	2006	2007	2006
Actuarial assumptions at end of year:
Discount rate	6.30%	6.00%	6.10%	6.00%	6.30%	6.00%
Rate of compensation increase	3.50%	4.65%	3.50%	4.65%	N/A	N/A
Initial health care cost trend rate	N/A	N/A	N/A	N/A	9.00%	10.00%
Ultimate health care cost trend rate	N/A	N/A	N/A	N/A	5.00%	5.00%
Year ultimate trend rate is reached	N/A	N/A	N/A	N/A	2012	2012

N/A—Not applicable

As of December 31, 2007, we changed the assumptions we use to determine our rate of compensation increase. Previously, we used an assumption based on age and service. Now, we use a flat rate assumption. This simplification addresses the fact that the majority of pension plan participants are not affected by rate of compensation increases. This change did not have a material effect on the plans’ benefit obligation.

The following table summarizes the change in the benefit obligation for the pension, non-qualified pension and post-retirement benefit plans for the years ended December 31, 2007 and 2006:

	Pension Plan		Non-Qualified Pension Plan		Post-Retirement Benefit Plans
	2007	2006	2007	2006	2007	2006
	(Dollars in millions)
Benefit obligation accrued at beginning of year:	$8,532	$8,957	$53	$56	$4,067	$5,420
Service cost	126	142	2	2	10	15
Interest cost	492	482	3	3	233	288
Actuarial (gain) loss	(121)	(251)	2	(4)	(126)	(277)
Plan amendments	—	—	—	—	—	(998)
Participant contributions	—	—	—	—	32	29
Benefits paid	(843)	(798)	(4)	(4)	(418)	(427)
Medicare Part D reimbursements	—	—	—	—	16	17

Benefit obligation accrued at end of year	$8,186	$8,532	$56	$53	$3,814	$4,067

Accumulated benefit obligation	$8,046	$8,357	$54	$50	$3,814	$4,067

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Plan Assets

We maintain plan assets for our pension and post-retirement benefit plans. The pension plan assets are used for the payment of pension benefits. The post-retirement benefit plan assets are used only to pay health care benefits on behalf of retirees who are former occupational (union) plan participants. The following table summarizes the change in the fair value of plan assets for the pension and post-retirement benefit plans as of and for the years ended December 31, 2007 and 2006:

	Pension Plan		Post-Retirement Benefit Plans
	2007	2006	2007	2006
	(Dollars in millions)
Fair value of plan assets at beginning of year	$9,843	$9,348	$1,677	$1,644
Actual gain on plan assets	858	1,293	133	240
Benefits paid from plan assets	(843)	(798)	(222)	(207)

Fair value of plan assets at end of year	$9,858	$9,843	$1,588	$1,677

Our investment objective for both the pension and post-retirement benefit plan assets is to achieve an attractive risk-adjusted return that will provide for the payment of benefits and minimize the risk of large losses. Investment risk is managed by broadly diversifying plan assets across numerous strategies with differing expected returns, volatilities and correlations. Derivative instruments (primarily exchange-traded futures, forwards, swaps and options) are used to reduce risk as well as enhance return.

The asset allocation, or the asset class holdings as a percentage of each trust’s balance, for the pension plan and post-retirement benefit plans as of December 31, 2007 and 2006 are summarized below. There are no plan assets associated with our non-qualified pension plan.

	December 31,
	Pension Plan		Post-Retirement Benefit Plans
	2007	2006	2007	2006
	(Dollars in millions)
Equity	52%	60%	55%	55%
Debt	33%	23%	29%	29%
Real estate	6%	8%	7%	7%
Other	9%	9%	9%	9%

Total	100%	100%	100%	100%

In 2007, we modified our pension plan investment strategy to reduce volatility relative to changes in the qualified pension plan obligations. This strategy includes decreasing equity investments and increasing interest rate sensitive investments. The target equity allocation will be decreased over time from 60% to 35% of pension assets. The targets for debt, real estate and other allocations will change to 45%, 5% and 15%, respectively. As a result of these changes, the expected long-term return on pension assets is being reduced to 8% as of the beginning of 2008. Target allocations for the post-retirement benefit plan assets remain at 55% equity, 30% fixed income, 5% real estate and 10% other. As of December 31, 2007 and 2006, shares of our common stock and ownership of our debt accounted for less than 0.5% of the assets held in the pension and post-retirement benefit plans.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

For the years ended December 31, 2007 and 2006, the investment program produced an actual return on pension and post-retirement plan assets which exceeded the expected return by $202 million and $745 million, respectively. The annual returns on plan assets will almost always be different from the expected long-term returns, and the plans could experience net losses, due primarily to the volatility occurring in the financial markets during any given year.

Funded Status

The following table presents the funded status of the pension, non-qualified pension and post-retirement benefit plans as of December 31, 2007 and 2006:

	Pension Plan		Non-Qualified Pension Plan		Post-Retirement Benefit Plans
	2007	2006	2007	2006	2007	2006
	(Dollars in millions)
Benefit obligation	$(8,186)	$(8,532)	$(56)	$(53)	$(3,814)	$(4,067)
Fair value of plan assets	9,858	9,843	—	—	1,588	1,677

Funded (unfunded) status	$1,672	$1,311	$(56)	$(53)	$(2,226)	$(2,390)

The prepaid pension asset is classified as long-term. The post-retirement benefit obligation is recorded in our consolidated balance sheets in accrued expenses and other current liabilities for the short-term portion and post-retirement and other post-employment benefit obligations for the long-term portion. The amount included in accrued expenses and other current liabilities was $160 million and $170 million as of December 2007 and 2006, respectively, and the amount included in post-retirement and other post-employment benefit obligations was $2.066 billion and $2.218 billion as of December 31, 2007 and 2006, respectively. Also included in post-retirement and other post-employment benefits are the non-qualified pension plan, post-employment perquisites, post-employment disability insurance and workers compensation benefit obligations totaling $122 million and $148 million as of December 31, 2007 and 2006, respectively.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Accumulated Other Comprehensive Income (Loss)—Recognition and Deferrals

The following table presents items not recognized as a component of net periodic benefit cost as of December 31, 2006, items recognized as a component of net periodic benefit cost during 2007, additional items deferred during 2007 and items not recognized as a component of net periodic benefit cost as of December 31, 2007. The items not recognized as a component of net periodic benefit cost have been recorded in our consolidated balance sheets in accumulated other comprehensive income (loss) as of December 31, 2007 and 2006:

	As of and for the years ended December 31,
	2006	Recognition of Net Periodic Benefit Cost	Deferrals	Net Change in AOCI	2007
	(Dollars in millions)
Components of other comprehensive income (loss):
Pension plan:
Net actuarial gain or loss	$179	$71	$322	$393	$572
Prior service cost	39	(5)	—	(5)	34
Deferred income tax	—	(26)	(125)	(151)	(151)

Total pension plan	$218	$40	$197	$237	$455

Non-qualified pension plan:
Net actuarial loss	$(7)	$1	$(2)	$(1)	$(8)
Transition costs	(1)	1	—	1	—
Deferred income tax	—	(1)	1	—	—

Total non-qualified pension plan	$(8)	$1	$(1)	$—	$(8)

Post-retirement benefit plan:
Net actuarial gain or loss	$(367)	$21	$128	$149	$(218)
Prior service cost	1,240	(127)	—	(127)	1,113
Deferred income tax	—	30	(67)	(37)	(37)

Total post-retirement benefit plans	$873	$(76)	$61	$(15)	$858

Total accumulated other comprehensive income (loss)	$1,083	$(35)	$257	$222	$1,305

The following table presents estimated items to be recognized in 2008 as a component of net periodic benefit cost of the pension, non-qualified pension and post-retirement benefit plans:

	Pension Plan	Non-Qualified Pension Plan	Post- Retirement Benefit Plans
	(Dollars in millions)
Estimated recognition of net periodic benefit cost in 2008:
Net actuarial loss	$—	$3	$14
Prior service cost	(5)	—	(104)
Deferred income tax	2	(1)	28

Estimated net periodic benefit cost to be recorded in 2008 as a component of other comprehensive income (loss)	$(3)	$2	$(62)

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Medicare Prescription Drug, Improvement and Modernization Act of 2003

We sponsor post-retirement health care plans with several benefit options that provide prescription drug benefits, which we deem actuarially equivalent to Medicare Part D. We recognize the impact of the federal subsidy received under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 in the calculation of our benefit obligation and net periodic benefit cost. The effect of the subsidy reduced our net periodic post-retirement benefit cost by $51 million, $81 million and $38 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Other Benefit Plans

Health Care and Life Insurance

We provide health care and life insurance benefits to essentially all of our active employees. We are largely self-funded for the cost of the health care plan. Our active health care benefit costs were $288 million, $291 million and $281 million for the years ended December 31, 2007, 2006 and 2005, respectively. Occupational (union) employee benefits are based on negotiated collective bargaining agreements. Currently these costs, other than enrollment fees and out of pocket amounts, are largely funded by us. Management and occupational (union) employees are required to partially fund the health care benefits provided by us, in addition to out of pocket costs. Participating management employees contributed $37 million, $35 million and $35 million in 2007, 2006 and 2005, respectively. Participating occupational (union) employees contributed $5 million, $5 million and $0 million in 2007, 2006 and 2005, respectively. The basic group life insurance plan is fully insured and the premiums are paid by us.

401(k) Plan

We sponsor a qualified defined contribution benefit plan covering substantially all management and occupational (union) employees. Under this plan, employees may contribute a percentage of their annual compensation to the plan up to certain maximums, as defined by the plan and by the Internal Revenue Service (“IRS”). Currently, we match a percentage of employee contributions in cash. As of December 31, 2007 and 2006, the assets of the plan included approximately 48 million and 55 million shares of our common stock, respectively, as a result of the combination of our employer match and participant directed contributions. We made cash contributions in connection with our 401(k) plan of $67 million for each of the years ended December 31, 2007 and 2006.

Deferred Compensation Plans

We sponsor several non-qualified unfunded deferred compensation plans for various groups that include certain of our current and former management and highly compensated employees. Certain of these plans are open to new participants. Participants in these plans may, at their discretion, invest their deferred compensation in various investment choices including our common stock.

Our deferred compensation obligations for these plans are included in our consolidated balance sheets in accrued expenses and other current liabilities and other long-term liabilities. Investment earnings, administrative expenses, changes in investment values and increases or decreases in the deferred compensation liability resulting from changes in the investment values are recorded in our consolidated statements of operations. Deferred compensation plan assets are included in other long-term assets on our consolidated balance sheets. Shares of our common stock owned by rabbi trusts, such as those established for our deferred compensation plans, are treated as treasury stock and are included at cost on our consolidated balance sheets. The values of assets and liabilities related to these plans are not significant.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Note 12: Stockholders’ Equity or Deficit

Common Stock ($0.01 par value)

We are authorized to issue up to 5.0 billion shares of common stock with $0.01 par value per share. We had 1.793 billion and 1.903 billion shares issued and 1.787 billion and 1.901 billion shares outstanding as of December 31, 2007 and 2006, respectively.

On October 4, 2006, our Board of Directors approved a stock repurchase program for up to $2 billion of our common stock over two years. For the years ended December 31, 2007 and 2006, we repurchased 137 million and 26 million shares, respectively, of our common stock under this program at a weighted average price per share of $8.54 and $8.03, respectively. As of December 31, 2007, we had repurchased a total of $1.378 billion of common stock under this program.

Preferred Stock ($1.00 par value)

Under our charter, our Board of Directors has the authority, without stockholder approval, to (i) create one or more classes or series within a class of preferred stock, (ii) issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized and (iii) determine the preferences, rights, privileges and restrictions of any such class or series, including dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquirer to obtain control of us by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of our management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of us without any further action by our stockholders. We have no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

As of December 31, 2007 and 2006, there were 200 million shares of preferred stock authorized but no shares issued or outstanding.

Treasury Stock

Deferred Compensation—Rabbi Trusts

Rabbi trusts were established for two of our deferred compensation plans. As of December 31, 2007 and 2006, the rabbi trusts held approximately 62,000 shares of our common stock with a cost of $3 million. Shares of our common stock held by the rabbi trusts are accounted for as treasury stock, but are considered outstanding for legal purposes.

Forfeitures and Vesting of Restricted Stock

Under our Equity Incentive Plan and restricted stock agreements, we automatically withhold a portion of vesting shares of restricted stock to cover the withholding taxes due upon vesting. As a result of forfeited and withheld restricted stock, we acquired approximately 3,891,000, 931,000 and 60,000 shares of treasury stock during 2007, 2006 and 2005, respectively.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Debt-for-Equity Exchanges

We had no debt for equity exchanges in 2007. During 2006 and 2005, we issued 8.6 million and 38.3 million shares, respectively, of our common stock with an aggregate value of $66 million and $145 million, respectively, in exchange for certain outstanding debt.

Dividends

In December 2007, our Board of Directors declared a quarterly dividend of $0.08 per share, payable on February 21, 2008 to shareholders of record on February 1, 2008. We did not declare any dividends during 2006 and 2005.

Note 13: Stock-Based Compensation

Equity Incentive Plan

We adopted an Equity Incentive Plan (“EIP”) on June 23, 1997. The EIP was most recently amended and restated on May 23, 2007. The EIP permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock units and other stock grants to selected eligible employees, consultants and non-employee members of our Board of Directors. Unless otherwise provided by the Compensation and Human Resources Committee of our Board of Directors, the EIP provides that, upon a “change in control,” all awards granted under the EIP will vest immediately. The maximum number of shares of our common stock that may be issued under the EIP at any time pursuant to awards is equal to 10% of the aggregate number of our common shares issued and outstanding reduced by the aggregate number of options and other awards then outstanding under the EIP or otherwise. Issued and outstanding shares are determined as of the close of trading on the New York Stock Exchange on the preceding trading day. As of December 31, 2007, approximately 179 million shares of our common stock were authorized for grant under the EIP and approximately 102 million shares were available for future issuance under the EIP.

Except for awards with market-based vesting conditions, awards generally vest in equal increments over three to five years. Awards that we granted to our employees from June 1999 to September 2002 typically provide for accelerated vesting if the optionee is terminated without cause following a change in control. Since September 2002, awards that we grant to our officers (vice president level and above) typically provide for accelerated vesting and an extended exercise period upon a change of control, and awards that we grant to all other employees typically provide for accelerated vesting if the optionee is terminated without cause following a change in control.

Awards without Market Based Vesting Conditions

Stock Options

The Compensation and Human Resources Committee of our Board of Directors, or its delegate, approves the exercise price for each stock option. Options generally have an exercise price that is at least equal to the fair market value of the common stock on the date of grant, subject to certain restrictions. Options have ten-year terms.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Our stock option activity for the three-year period ended December 31, 2007 is summarized below:

	Number of Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Outstanding as of December 31, 2004	126,974	$14.65
Granted	32,142	4.01	$2.74
Exercised	(6,683)	3.86
Canceled or forfeited	(5,764)	5.28
Expired	(11,729)	24.06

Outstanding as of December 31, 2005	134,940	$12.23
Granted	6,115	6.19	$4.36
Exercised	(43,226)	4.18
Canceled or forfeited	(1,085)	5.00
Expired	(4,219)	22.49

Outstanding as of December 31, 2006	92,525	$15.21
Granted	6,052	8.54	$3.86
Exercised	(18,901)	4.41
Canceled or forfeited	(1,494)	7.43
Expired	(8,926)	19.45

Outstanding as of December 31, 2007	69,256	$17.20

The aggregate intrinsic values of the options exercised during the years ended December 31, 2007, 2006 and 2005, totaled $87 million, $153 million and $8 million, respectively.

The outstanding options at December 31, 2007 have the following characteristics:

	Outstanding Options			Exercisable Options
Range of Exercise Price	Number Outstanding (in thousands)	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number Exercisable (in thousands)	Weighted Average Exercise Price
$ 0.01–$ 5.00	20,940	6.13	$4.05	20,245	$4.06
$ 5.01–$10.00	18,100	6.75	$6.40	9,123	$5.26
$10.01–$20.00	3,360	1.39	$15.98	3,360	$15.98
$20.01–$30.00	6,928	0.64	$28.80	6,928	$28.80
$30.01–$40.00	12,151	1.71	$33.31	12,151	$33.31
$40.01–$60.00	7,777	2.20	$42.74	7,777	$42.74

Total	69,256	4.30	$17.20	59,584	$18.80

The aggregate intrinsic value for outstanding options that were in-the-money was $81 million at December 31, 2007. The exercisable options at December 31, 2007 had remaining contractual terms with a weighted average of 4 years. Options that were both exercisable and in-the-money on December 31, 2007 had an aggregate intrinsic value of $76 million on that date.

Except for options with market-based vesting conditions, we use the Black-Scholes model to estimate the fair value of new stock option grants and establish that fair value at the date of grant. The Black-Scholes option

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Additionally, all option valuation models require the input of highly subjective assumptions including the expected life of the options and the expected stock price volatility. Because our stock options have characteristics significantly different from traded options, and changes in the input assumptions can materially affect the fair value estimate, estimates of the fair value of our stock options are subjective.

Following are the weighted-average assumptions used with the Black-Scholes option-pricing model to determine the fair value estimates of options granted in the years ended December 31, 2007, 2006 and 2005:

	Years Ended December 31,
	2007	2006	2005
Black-Scholes assumptions:
Risk-free interest rate	3.3%-4.9%	4.2%-5.0%	3.2%-4.4%
Expected dividend yield	—%	—%	—%
Expected option life (years)	4.7	5.0	4.4
Expected stock price volatility	45%	80%	88%

We believe the two most significant assumptions used in our estimates of fair value are the expected option life and the expected stock price volatility, both of which we estimate based on historical information.

Restricted Stock

Restricted stock activity as of and for the three-year period ended December 31, 2007 is summarized below:

	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value
Restricted stock:
Unvested balance as of December 31, 2004	117	$6.59
Granted	1,704	4.19
Vested	(92)	6.01
Forfeited	(25)	8.70

Unvested balance as of December 31, 2005	1,704	$4.19
Granted	3,584	6.24
Vested	(1,645)	4.16
Forfeited	(257)	6.01

Unvested balance as of December 31, 2006	3,386	$6.24
Granted	2,708	8.53
Vested	(844)	6.23
Forfeited	(724)	7.38

Unvested balance as of December 31, 2007	4,526	$7.43

Based on our stock price on the vesting dates, the fair value of restricted stock that vested during the years ended December 31, 2007, 2006 and 2005 totaled $7 million, $14 million and $0 million, respectively. Except for restricted stock with market-based vesting conditions, we use the closing price of our common stock on the date of grant as the fair value of restricted stock.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Awards with Market-Based Vesting Conditions

In 2007 and 2006, we granted certain non-qualified options and restricted stock with vesting conditions tied in part to the market value of our common stock. Because of these vesting conditions, our standard valuation models do not accurately estimate the fair value of these awards. We valued these awards using Monte-Carlo simulations to estimate the grant date fair value of each option and share of restricted stock. We believe the most significant assumption used in our estimate of fair value is the expected volatility, which we estimated based on historical information. We did not grant any awards with market-based vesting conditions prior to 2006.

Stock Options

Stock options with market-based vesting conditions activity as of and for the two-year period ended December 31, 2007 is summarized below:

	Number of Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Stock options with market-based vesting conditions:
Outstanding as of December 31, 2005	—	$—	$—
Granted	3,851	6.15	3.99
Exercised	—	—	—
Canceled or forfeited	—	—	—
Expired	—	—	—

Outstanding as of December 31, 2006	3,851	$6.15	$3.99
Granted	3,353	8.43	4.27
Exercised	—	—	—
Canceled or forfeited	(4,864)	6.64	4.09
Expired	—	—	—

Outstanding as of December 31, 2007	2,340	$8.39	$4.17

Restricted Stock

Restricted stock with market-based vesting conditions activity as of and for the two-year period ended December 31, 2007 is summarized below:

	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value
Restricted stock with market-based vesting conditions:
Unvested balance as of December 31, 2005	—	$—
Granted	2,407	5.07
Vested	—	—
Forfeited	—	—

Unvested balance as of December 31, 2006	2,407	$5.07
Granted	1,463	5.91
Vested	—	—
Forfeited	(2,859)	5.27

Unvested balance as of December 31, 2007	1,011	$5.73

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

The market-based vesting condition awards outstanding as of December 31, 2007 have not yet vested. The assumptions used to estimate their grant date fair values are summarized below:

	For the years ended December 31,
	2007	2006
Monte-Carlo simulation assumptions:
Risk-free interest rate	4.80%	4.50%
Expected dividend yield	—%	—%
Expected option life (years)	10	10
Expected stock price volatility	55%	60%

Employee Stock Purchase Plan

We have an Employee Stock Purchase Plan (“ESPP”) under which we are authorized to issue 27 million shares of our common stock to eligible employees. Under the terms of our ESPP, eligible employees may authorize payroll deductions of up to 15% of their base compensation, as defined, to purchase our common stock at a price of 85% of the fair market value of our common stock on the last trading day of the month in which our common stock is purchased. For the years ended December 31, 2007, 2006 and 2005, approximately 1.7 million, 1.5 million and 2.1 million shares, respectively, were purchased under this plan at weighted-average purchase prices of $7.16, $6.38 and $3.46 per share, respectively.

Stock-Based Compensation Expense

Compensation expense is included in cost of sales, selling expenses and general, administrative and other operating expenses in our consolidated statements of operations. We recognize compensation expense relating to awards under our EIP using the straight-line method over the applicable vesting periods. We recognize compensation expense related to employee purchases under our ESPP for the difference between the employees’ purchase prices and the fair market values of the stock. We have not recorded any net income tax benefit related to stock-based compensation for the year ended December 31, 2007.

As of December 31, 2007, there was $58 million of total unrecognized compensation expense related to unvested stock options and restricted stock under our EIP. We expect to recognize this amount over the remaining weighted average vesting terms of 2.2 years. There is no unrecognized compensation expense related to the ESPP.

We do not consider capitalized stock-based compensation expense to be material.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

The following table presents details of our stock-based compensation for the years ended December 31, 2007 and 2006:

	Years Ended December 31,
	2007	2006
	(Dollars in millions, except per share amounts)
Stock-based compensation expense:
EIP awards (excluding market-based vesting conditions):
Stock options	$13	$13
Restricted stock	10	8
EIP awards with market-based vesting conditions:
Stock options	(2)	3
Restricted stock	(2)	3
ESPP	2	2

Total stock-based compensation expense	$21	$29

Impact on earnings per share:
Basic	$(0.01)	$(0.02)

Diluted	$(0.01)	$(0.01)

For a discussion of the proforma impact of the adoption of SFAS No. 123(R) on net loss and loss per share for the year ended December 31, 2005 as if our stock-based compensation had been determined based on the fair value at the grant dates, see “Adoption of SFAS No. 123(R)” below.

Proceeds from EIP and Employee Stock Purchase Plan

We issue new shares of our common stock upon the exercise of stock options, upon grants of restricted stock and upon employee purchases of our stock under our ESPP. The cash received upon exercise of stock options and from employee purchases under our ESPP was $96 million, $191 million and $33 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Deferred Compensation Plan for Non-Employee Directors

We sponsor a deferred compensation plan for current and former non-employee members of our Board of Directors. Under this plan, participants may, at their discretion, elect to defer all or any portion of the directors’ fees for the upcoming year for services they perform. Participants in the plan are fully vested in their plan accounts. Subject to the terms of the plan, participants can suspend or change their election to defer fees in future calendar years.

Quarterly, we credit each participant’s account with a number of “phantom units” having a value equal to his or her deferred directors’ fees. Each phantom unit has a value equal to one share of our common stock and is subject to adjustment for cash dividends payable to our stockholders as well as stock dividends and splits, consolidations and the like that affect shares of our common stock outstanding. Non-employee directors participating in the plan held approximately 765,000 and 716,000 phantom units as of December 31, 2007 and 2006, respectively. Subject to the terms of the plan, each participant’s account will be distributed as a lump sum as soon as practicable following the end of his or her services as a director. Amounts deferred before 2005 and

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

earnings on those amounts are subject to the distribution options elected in advance by the participant and may be in the form of: (i) a lump-sum payment; (ii) annual cash installments over periods up to 10 years; or (iii) some other form selected by our chief human resources officer (or his or her designee). A change in our stock price of one dollar would not result in a significant expense impact to our consolidated financial statements.

Investment earnings, administrative expenses, changes in investment values and increases or decreases in the deferred compensation liability resulting from changes in the value of our common stock are recorded in our consolidated statements of operations. The deferred compensation liability is recorded in other long-term liabilities. The expense associated with this plan did not have a significant impact on our consolidated financial statements for the periods presented. However, depending on the extent of appreciation in the value of our common stock, expenses incurred under this plan could become significant in subsequent years.

Adoption of SFAS No. 123(R)

We adopted SFAS No. 123(R) effective January 1, 2006, which requires the measurement of compensation expense using estimates of the fair value of all stock-based awards. SFAS No. 123(R) sets forth accounting requirements for “share-based” compensation to employees and requires companies to recognize in their income statements the grant-date fair value of stock options and other equity-based compensation. Prior to 2006, we accounted for stock awards granted to employees under the intrinsic-value recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Under the intrinsic-value method, no compensation expense was recognized for options granted to employees when the strike price of those options equaled or exceeded the value of the underlying security on the measurement date.

We applied the “modified prospective method” for recognizing the expense over the remaining vesting period for awards that were outstanding but unvested at January 1, 2006. In accordance with the modified prospective method, we have not adjusted the financial statements for the periods ended prior to January 1, 2006. The following table illustrates the effect on net loss and loss per share for the year ended December 31, 2005 as if our stock-based compensation had been determined based on the fair value at the grant dates:

Year Ended December 31, 2005
(Dollars in millions, except per share amounts)
Net loss:
As reported	$(779)
Deduct: Total stock-based employee compensation expense determined under the fair-value-based method for all awards, net of related tax effects	(171)

Pro forma net loss	$(950)

Net loss per share:
As reported—basic and diluted	$(0.42)
Pro forma—basic and diluted	$(0.52)

On August 18, 2005, the Compensation and Human Resources Committee of our Board of Directors accelerated the vesting of all outstanding and unvested stock options that had an exercise price equal to or greater

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

than $3.79, which was the closing market price of Qwest’s common stock on that date. The purpose of the acceleration was to avoid recognizing future compensation expense associated with the accelerated options upon the adoption of SFAS No. 123(R). As a result of the acceleration, 50.4 million stock options, of which 10.5 million stock options were held by our executive officers, became exercisable on August 18, 2005. The impact of the acceleration on net loss as shown in the above table was an increase in pro forma stock-based compensation expense of approximately $103 million in 2005. This modification affected approximately 13,000 employees. Aside from the acceleration of the vesting date, the terms and conditions of the stock option agreements governing the underlying stock options remain unchanged.

Note 14: Segment Information

Our operating revenue is generated from our wireline services, wireless services and other services segments. Segment discussions reflect the way we currently report our operating results to our Chief Operating Decision Maker (“CODM”). In August 2007, Edward A. Mueller became our Chairman and Chief Executive Officer and our new CODM, and during 2007 he continued to use these same segments to evaluate performance and allocate resources. However, we will adjust our reporting segments at the beginning of 2008 to reflect changes in how we have begun managing our business beginning in 2008.

The accounting principles used to determine segment results are the same as those used in our consolidated financial statements. Segment income consists of each segment’s revenue and expenses. Segment revenue is based on the types of products and services offered as described below. Wireline and wireless segment expenses include employee-related costs (except for the combined expense of pension, non-qualified pension and post-retirement benefits), facility costs, network expenses and other non-employee related costs such as customer support, collections and telemarketing. We manage costs for administrative services such as finance, information technology, real estate, legal and human resources centrally; consequently, these costs are included in the other services segment. We evaluate depreciation, amortization, interest expense, interest income and other income (expense) on a total company basis because we do not allocate our network costs, capital and debt costs, and non-operating income or expenses to specific segments. As a result, these items are not assigned to any segment. Similarly, we do not include impairment charges in the segment results. Therefore, the segment results presented below are not necessarily indicative of the results of operations these segments would have achieved had they operated as stand-alone entities during the periods presented.

We generate revenue from our wireline services, wireless services and other services as described below.

•

Wireline services. We provide voice services and data, Internet and video services primarily through our telecommunications network to mass markets, business and wholesale customers. Our wireline services include:

•

Voice services. Voice services include local voice services, long-distance voice services and access services. Local voice services include basic local exchange, switching and enhanced voice services. Local voice services also include network transport, billing services and providing access to our local network through our wholesale channel. Long-distance voice services include domestic and international long-distance services. Access services include fees we charge to other telecommunications providers to connect their customers and their networks to our network.

•	Data, Internet and video services. Data, Internet and video services include:

•	broadband access, which we offer to mass markets and business customers;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

•	more advanced data and Internet services such as data integration, private line, MPLS, web hosting and VoIP, which we offer to business and wholesale customers;

•	traditional data and Internet services such as ATM, frame relay, DIA, VPN, ISDN and Internet dial-up access, which we offer primarily to business and wholesale customers; and

•	video services, including resold satellite digital television and traditional cable-based video, which we offer primarily to mass markets customers.

•

Wireless services. We sell wireless products and services, including access to a nationwide wireless network, to mass markets and business customers, primarily within our local service area. We also offer an integrated service, which enables customers to use the same telephone number and voice mailbox for their wireless phone as for their home or business phone. Our wireless products and services are primarily marketed to consumers as part of our bundled offerings.

•	Other services. Other services include the subleasing of space in our office buildings, warehouses and other properties.

The revenue shown below for each segment is derived from transactions with external customers. Substantially all of our assets are in our wireline services and other services segments.

Segment information for the years ended December 31, 2007, 2006 and 2005 is summarized in the following table:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)
Operating revenue:
Wireline services	$13,182	$13,328	$13,335
Wireless services	560	557	527
Other services	36	38	41

Total operating revenue	$13,778	$13,923	$13,903

Operating expenses:
Wireline services	$6,542	$6,699	$6,863
Wireless services	570	579	619
Other services	2,451	2,320	2,501

Total segment expenses	$9,563	$9,598	$9,983

Segment income (loss):
Wireline services	$6,640	$6,629	$6,472
Wireless services	(10)	(22)	(92)
Other services	(2,415)	(2,282)	(2,460)

Total segment income	$4,215	$4,325	$3,920

Capital expenditures:
Wireline services	$1,305	$1,314	$1,247
Wireless services	2	1	2
Other services	362	317	364

Total capital expenditures	$1,669	$1,632	$1,613

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

The following table reconciles segment income to net income (loss) for the three years ended December 31, 2007, 2006 and 2005:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)
Total segment income	$4,215	$4,325	$3,920
Depreciation and amortization	(2,459)	(2,770)	(3,065)
Total other expense—net	(1,092)	(998)	(1,615)
Income tax benefit	2,253	36	3
Cumulative effect of changes in accounting principles—net of taxes	—	—	(22)

Net income (loss)	$2,917	$593	$(779)

Revenue from our products and services for the years ended December 31, 2007, 2006 and 2005 is summarized in the following table:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)
Operating revenue:
Wireline voice services	$8,109	$8,715	$9,106
Wireline data, Internet and video services	5,073	4,613	4,229
Wireless services	560	557	527
Other services	36	38	41

Total operating revenue	$13,778	$13,923	$13,903

We do not have any single customer that provides more than 10% of our revenue. Substantially all of our revenue comes from customers located in the United States.

Note 15: Related Party Transactions

In October 1999, we agreed to purchase certain telecommunications-related assets and all of the stock of Precision Systems, Inc., a telecommunications solutions provider, from Anschutz Digital Media, Inc., a subsidiary of Anschutz Company (which is our largest stockholder), in exchange for a promissory note in the amount of $34 million. The note bears interest at 6% annually with semi-annual interest payments and annual principal payments due through 2008. During 2007, 2006 and 2005, we paid $1 million, $1 million and $2 million in interest and $7 million, $6 million and $5 million in principal, respectively, on the note. As of December 31, 2007, the outstanding accrued interest on the note was less than $1 million and the outstanding principal balance on the note was $8 million.

In 2007, we paid approximately $29 million in administrative fees in the ordinary course of business to United Healthcare Services, Inc., which provides health benefit plans to some of our employees and is a subsidiary of UnitedHealth Group. Our director, Anthony Welters, serves as Executive Vice President of UnitedHealth Group and as President of its Public and Senior Markets Group.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Note 16: Commitments and Contingencies

Commitments

Future Contractual Obligations

The following table summarizes our future contractual obligations as of December 31, 2007:

	Payments Due by Period
	2008	2009	2010	2011	2012	2013 and Thereafter	Total
	(Dollars in millions)
Future contractual obligations(1):
Debt and lease payments:
Long-term debt	$570	$812	$2,168	$2,151	$1,500	$7,113	$14,314
Capital lease and other obligations	40	23	10	9	6	39	127
Interest on long-term borrowings and capital leases(2)	1,038	983	918	775	597	4,964	9,275
Operating leases	248	223	197	165	138	842	1,813

Total debt and lease payments	1,896	2,041	3,293	3,100	2,241	12,958	25,529

Other long-term liabilities	6	3	3	2	2	42	58

Purchase commitments:
Telecommunications commitments	150	87	41	—	—	—	278
IRU* operating and maintenance obligations	18	18	18	18	17	168	257
Advertising, promotion and other services(3)	106	66	40	31	29	116	388

Total purchase commitments	274	171	99	49	46	284	923

Total future contractual obligations	$2,176	$2,215	$3,395	$3,151	$2,289	$13,284	$26,510

*	Indefeasible rights of use
(1)	The table does not include:

•	our open purchase orders as of December 31, 2007. These purchase orders are generally at fair value, are generally cancelable without penalty and are part of normal operations;

•

other long-term liabilities, such as reserves for legal matters and income taxes, that are not contractual obligations by nature. We cannot determine with any degree of reliability the years in which these liabilities might ultimately settle;

•

non-qualified pension, post-retirement and post-employment benefits payable to certain current and future retirees, some of which are due under contractual agreements. Pension and certain occupational post-retirement benefits are paid through trusts, and therefore are not included in this table as we are not able to reliably estimate future required contributions to the trusts, if any. As of December 31, 2007, our qualified defined benefit pension plan was fully funded. As of December 31, 2007, we had a liability recorded on our balance sheet of $2.389 billion representing the net benefit obligation for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

non-qualified pension, post-retirement healthcare and life insurance and other post-employment benefits. Future payments under these plans are impacted by various actuarial and market assumptions and will differ from the current estimates of these payments. See further discussion of our benefit plans in Note 11—Employee Benefits;

•

contract termination fees. These fees are non-recurring payments, the timing and payment of which, if any, is uncertain. In the ordinary course of business and to optimize our cost structure, we enter into contracts with terms greater than one year to use the network facilities of other carriers and to purchase other goods and services. Our contracts to use other carriers’ network facilities generally have no minimum volume requirements and are based on an interrelationship of volumes and discounted rates. Assuming we exited these contracts on December 31, 2007, the contract termination fees (based on minimum commitments) would have been approximately $404 million. Under the same assumption, termination fees for contracts to purchase other goods and services would have been $144 million. In the normal course of business, we believe the payment of these fees is remote; and

•

potential indemnification obligations to counterparties in certain agreements entered into in the normal course of business. The nature and terms of these arrangements vary. Historically, we have not incurred significant costs related to performance under these types of arrangements.

(2)	Interest paid in all years may differ due to future refinancing of debt. Interest on our floating rate debt was calculated for all years using the rates effective as of December 31, 2007.
(3)	We have various long-term, non-cancelable purchase commitments for advertising and promotion services, including advertising and marketing at sports arenas and other venues and events. We also have service related commitments with various vendors for data processing, technical and software support services. Future payments under certain service contracts will vary depending on our actual usage. In the table above we estimated payments for these service contracts based on the level of services we expect to receive.

Capital Leases

We lease certain office facilities and equipment under various capital lease arrangements. Assets acquired through capital leases during 2007, 2006 and 2005 were $14 million, $21 million and $50 million, respectively. Assets recorded under capitalized lease agreements included in property, plant and equipment consisted of $235 million, $243 million and $208 million of cost less accumulated amortization of $103 million, $80 million and $55 million at December 31, 2007, 2006 and 2005, respectively.

The future minimum payments under capital leases as of December 31, 2007 are reconciled to our consolidated balance sheet as follows:

Future Minimum Payments
(Dollars in millions)
Capital lease obligations:
Total minimum payments	$158
Less: amount representing interest and executory costs	(55)

Present value of minimum payments	103
Less: current portion	(28)

Long-term portion	$75

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Operating Leases

Certain office facilities, real estate and equipment are subject to operating leases. We also have easement (or right-of-way) agreements with railroads and public transportation authorities that are accounted for as operating leases. For the years ended December 31, 2007, 2006 and 2005, rent expense under these operating leases was $294 million, $313 million and $455 million, respectively, net of sublease rental income of $30 million, $33 million and $35 million, respectively. Operating leases as reported in the table in “Future Contractual Obligations” above have not been reduced by minimum sublease rental income of $198 million, which we expect to realize under non-cancelable subleases.

Letters of Credit and Guarantees

We maintain letter of credit arrangements with various financial institutions for up to $130 million. As of December 31, 2007, the amount of letters of credit outstanding was $91 million.

As described further in Note 20—Financial Statements of Guarantors, certain Qwest entities have guaranteed the payment of debt, leases or letter of credit obligations of other Qwest entities.

Contingencies

Throughout this note, when we refer to a class action as “putative” it is because a class has been alleged, but not certified in that matter. Until and unless a class has been certified by the court, it has not been established that the named plaintiffs represent the class of plaintiffs they purport to represent. Settlement classes have been certified in connection with the settlements of certain of the putative class actions described below where the courts held that the named plaintiffs represented the settlement class they purported to represent.

To the extent appropriate, we have provided reserves for each of the matters described below.

The terms and conditions of applicable bylaws, certificates or articles of incorporation, agreements or applicable law may obligate us to indemnify our former directors, officers and employees with respect to certain of the matters described below, and we have been advancing legal fees and costs to many former directors, officers and employees in connection with the securities actions and certain other matters.

Settlement of Consolidated Securities Action

Twelve putative class actions purportedly brought on behalf of purchasers of our publicly traded securities between May 24, 1999 and February 14, 2002 were consolidated into a consolidated securities action pending in federal district court in Colorado against us and various other defendants. The first of these actions was filed on July 27, 2001. Plaintiffs alleged, among other things, that defendants issued false and misleading financial results and made false statements about our business and investments, including materially false statements in certain of our registration statements. The most recent complaint in this matter sought unspecified compensatory damages and other relief. However, counsel for plaintiffs indicated that the putative class would seek damages in the tens of billions of dollars.

In November 2005, we, certain other defendants, and the putative class representatives entered into and filed with the federal district court in Colorado a Stipulation of Partial Settlement that, if implemented, will settle the consolidated securities action against us and certain other defendants. No parties admit any wrongdoing as part of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

the settlement. Pursuant to the settlement, we have deposited approximately $400 million in cash into a settlement fund. In connection with the settlement, we received $10 million from Arthur Andersen LLP. As part of the settlement, the class representatives and the settlement class they represent are also releasing Arthur Andersen. If the settlement is not implemented, we will be repaid the $400 million plus interest, less certain expenses, and we will repay the $10 million to Arthur Andersen.

If implemented, the settlement will resolve and release the individual claims of the class representatives and the claims of the settlement class they represent against us and all defendants except Joseph Nacchio, our former chief executive officer, and Robert Woodruff, our former chief financial officer. In September 2006, the federal district court in Colorado issued an order approving the proposed settlement on behalf of purchasers of our publicly traded securities between May 24, 1999 and July 28, 2002. Messrs. Nacchio and Woodruff appealed that order to the United States Court of Appeals for the Tenth Circuit. In addressing that appeal, a panel of Tenth Circuit judges held that the federal district court order overruling Nacchio and Woodruff’s objections to the settlement was not sufficiently specific, and it instructed the district court to provide a more detailed explanation for overruling those objections. We have asked the full Tenth Circuit to review the panel’s decision. The ultimate outcome of the pending appeal of the decision approving the settlement of the consolidated securities action is uncertain and could result in the payment of additional monies by us in connection with indemnification claims by Messrs. Nacchio and Woodruff.

KPNQwest Litigation/Investigation

In 2006, we and the other defendants reached settlements of a putative class action filed against us and others in the federal district court for the Southern District of New York on behalf of certain purchasers of publicly traded securities of KPNQwest, N.V. (of which we were a major shareholder). The plaintiffs had alleged that, among other things, defendants engaged in a fraudulent scheme and deceptive course of business in order to inflate KPNQwest’s revenue and the value of KPNQwest securities. In 2007, the court approved the settlements, which were then implemented. Certain individuals and entities were excluded from the settlement class at their request. As a result, their claims were not released by the court order approving the settlement. Some of these individuals and entities have filed actions against us, as described below, and we are vigorously defending against these claims. We expect that at least some of the other persons who were excluded from the settlement class will also pursue actions against us if we are unable to resolve their claims amicably. In the aggregate, those who were excluded from the settlement class currently contend that they have incurred losses of at least $76 million resulting from their investments in KPNQwest securities during the settlement class period, which does not include any claims for punitive damages or interest. The amount of these alleged losses may increase or decrease in the future as we learn more about the potential claims of those who opted out of the settlement class. Due to the fact that some of them have not filed lawsuits, it is difficult to evaluate the claims that they may assert. Regardless, we will vigorously defend against any such claims.

On October 31, 2002, Richard and Marcia Grand, co-trustees of the R.M. Grand Revocable Living Trust, dated January 25, 1991, filed a lawsuit in Arizona Superior Court which, as amended, alleges, among other things, that the defendants violated state and federal securities laws and breached their fiduciary duty in connection with investments by plaintiffs in securities of KPNQwest. We are a defendant in this lawsuit along with Qwest B.V. (one of our subsidiaries), Joseph Nacchio and John McMaster, the former President and Chief Executive Officer of KPNQwest. Plaintiffs claim to have lost approximately $10 million in their investments in KPNQwest.

On June 25, 2004, the trustees in the Dutch bankruptcy proceeding for KPNQwest filed a lawsuit in the federal district court for the District of New Jersey alleging violations of the Racketeer Influenced and Corrupt

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Organizations Act, and breach of fiduciary duty and mismanagement under Dutch law. We are a defendant in this lawsuit along with Joseph Nacchio, Robert S. Woodruff and John McMaster. Plaintiffs allege, among other things, that defendants’ actions were a cause of the bankruptcy of KPNQwest and they seek damages for the bankruptcy deficit of KPNQwest of approximately $2.4 billion. Plaintiffs also seek treble damages as well as an award of plaintiffs’ attorneys’ fees and costs. On October 17, 2006, the court issued an order granting defendants’ motion to dismiss the lawsuit, concluding that the dispute should not be adjudicated in the United States. Plaintiffs have appealed this decision to the United States Court of Appeals for the Third Circuit.

On June 17, 2005, Appaloosa Investment Limited Partnership I, Palomino Fund Ltd., and Appaloosa Management L.P. filed a lawsuit in the federal district court for the Southern District of New York against us, Joseph Nacchio, John McMaster and Koninklijke KPN N.V., or KPN. The amended complaint alleges that defendants violated federal securities laws in connection with the purchase by plaintiffs of certain KPNQwest debt securities. Plaintiffs seek compensatory damages, as well as an award of plaintiffs’ attorneys’ fees and costs.

On September 13, 2006, Cargill Financial Markets, Plc and Citibank, N.A. filed a lawsuit in the District Court of Amsterdam, The Netherlands, against us, KPN Telecom B.V., KPN, Joseph Nacchio, John McMaster, and other former employees or supervisory board members of us, KPNQwest, or KPN. The lawsuit alleges that defendants misrepresented KPNQwest’s financial and business condition in connection with the origination of a credit facility and wrongfully allowed KPNQwest to borrow funds under that facility. Plaintiffs allege damages of approximately €219 million (or approximately $320 million based on the exchange rate on December 31, 2007).

On August 23, 2005, the Dutch Shareholders Association (Vereniging van Effectenbezitters, or VEB) filed a petition for inquiry with the Enterprise Chamber of the Amsterdam Court of Appeals, located in The Netherlands, with regard to KPNQwest. VEB sought an inquiry into the policies and course of business at KPNQwest that are alleged to have caused the bankruptcy of KPNQwest in May 2002, and an investigation into alleged mismanagement of KPNQwest by its executive management, supervisory board members, joint venture entities (us and KPN), and KPNQwest’s outside auditors and accountants. On December 28, 2006, the Enterprise Chamber ordered an inquiry into the management and conduct of affairs of KPNQwest for the period January 1 through May 23, 2002. We and others have appealed that order to the Netherlands Supreme Court.

Purporting to speak for an unspecified number of shareholders, VEB also sought exclusion from the settlement class in the settlements of the KPNQwest putative securities class action described above. The information that VEB provided in support of its request for exclusion did not indicate the losses claimed to have been sustained by VEB or the unspecified shareholders that VEB purports to represent, and thus those claims are not included in the approximately $76 million of losses claimed by those who requested exclusion from the settlement class, as described above. In view of these and other deficiencies in VEB’s request for exclusion, VEB was not excluded from the settlement class. We can provide no assurance, however, that our settlement will be enforced against VEB or the shareholders it purports to represent if VEB or such shareholders were to bring claims against us in The Netherlands.

We will continue to defend against the pending KPNQwest litigation matters vigorously.

Other Matters

Several putative class actions relating to the installation of fiber optic cable in certain rights-of-way were filed against us on behalf of landowners on various dates and in various courts in California, Colorado, Georgia,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Illinois, Indiana, Kansas, Massachusetts, Mississippi, Missouri, Oregon, South Carolina, Tennessee and Texas. For the most part, the complaints challenge our right to install our fiber optic cable in railroad rights-of-way. Complaints in Colorado, Illinois and Texas, also challenge our right to install fiber optic cable in utility and pipeline rights-of-way. The complaints allege that the railroads, utilities and pipeline companies own the right-of-way as an easement that did not include the right to permit us to install our fiber optic cable in the right-of-way without the plaintiffs’ consent. Most actions (California, Colorado, Georgia, Kansas, Mississippi, Missouri, Oregon, South Carolina, Tennessee and Texas) purport to be brought on behalf of state-wide classes in the named plaintiffs’ respective states. The Massachusetts action purports to be on behalf of state-wide classes in all states in which Qwest has fiber optic cable in railroad rights-of-way (other than Louisiana and Tennessee), and also on behalf of two classes of landowners whose properties adjoin railroad rights-of-way originally derived from federal land grants. Several actions purport to be brought on behalf of multi-state classes. The Illinois state court action purports to be on behalf of landowners in Illinois, Iowa, Kentucky, Michigan, Minnesota, Nebraska, Ohio and Wisconsin. The Illinois federal court action purports to be on behalf of landowners in Arkansas, California, Florida, Illinois, Indiana, Missouri, Nevada, New Mexico, Montana and Oregon. The Indiana action purports to be on behalf of a national class of landowners adjacent to railroad rights-of-way over which our network passes. The complaints seek damages on theories of trespass and unjust enrichment, as well as punitive damages.

QCC is a defendant in litigation filed by several billing agents for the owners of payphones seeking compensation for coinless calls made from payphones. The matter is pending in the United States District Court for the District of Columbia. Generally, the payphone owners claim that QCC underpaid the amount of compensation due to them under Federal Communications Commission (“FCC”) regulations for coinless calls placed from their phones onto QCC’s network. The claim seeks compensation for calls, as well as interest and attorneys’ fees. QCC will vigorously defend against this action.

QC is a defendant in litigation brought by several owners of payphones relating to the rates QC charged them for the lines to their payphones between 1997 and 2003. Generally, the payphone owners claim that QC charged more for payphone access lines than QC was permitted to charge under the applicable FCC rules. Two lawsuits are pending, one filed in the United States District Court for the Western District of Washington, the other in the United States District Court for the District of Utah. The Washington lawsuit resulted in reversal of the district court’s dismissal order by the Ninth Circuit Court of Appeals, and is currently stayed pending resolution of related proceedings before the FCC. In the Utah case, the Tenth Circuit Court of Appeals reversed a dismissal by the district court and directed that the district court refer several issues to the FCC for resolution. A proceeding against QC is also pending before the Oregon Public Utility Commission. Several related proceedings are underway at the FCC involving QC, other telecommunications companies, and payphone owners. In all of these proceedings, the payphone owners seek damages for amounts paid allegedly exceeding that which was permitted under the applicable FCC rules. QC will vigorously defend against these actions.

A putative class action purportedly filed on behalf of certain of our retirees was brought against us and certain other defendants in Federal District Court in Colorado in connection with our decision to reduce the life insurance benefit for these retirees to a $10,000 benefit. The action was filed on March 30, 2007. The plaintiffs allege, among other things, that we and other defendants were obligated to continue their life insurance benefit at the levels in place before we decided to reduce them. Plaintiffs seek restoration of the life insurance benefit to previous levels and certain equitable relief. We believe that our reduction of the life insurance benefit was permissible under applicable law and plan documents and will vigorously defend against this action.

We have tax related matters pending against us, certain of which are before the Appeals Office of the IRS. In addition, tax sharing agreements have been executed between us and previous affiliates, and we believe the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

liabilities, if any, arising from adjustments to previously filed returns would be borne by the affiliated group member determined to have a deficiency under the terms and conditions of such agreements and applicable tax law. We have not generally provided for liabilities attributable to former affiliated companies or for claims they have asserted or may assert against us. We believe that we have adequately provided for these tax-related matters. If the recorded reserves for these tax-related matters are insufficient, we could be required to record additional amounts in future periods.

Note 17: Quarterly Financial Data (Unaudited)

	Quarterly Financial Data
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Dollars in millions, except per share amounts)
2007
Operating revenue	$3,446	$3,463	$3,434	$3,435	$13,778
Income tax benefit (expense)	(2)	—	2,149	106	2,253
Net income	240	246	2,065	366	2,917
Basic earnings per share	$0.13	$0.13	$1.14	$0.20	$1.59
Diluted earnings per share	$0.12	$0.13	$1.08	$0.20	$1.52
2006
Operating revenue	$3,476	$3,472	$3,487	$3,488	$13,923
Income tax benefit (expense)	2	(18)	43	9	36
Net income	88	117	194	194	593
Basic earnings per share	$0.05	$0.06	$0.10	$0.10	$0.31
Diluted earnings per share	$0.05	$0.06	$0.09	$0.10	$0.30

Fourth Quarter 2007

Income tax expense for the fourth quarter of 2007 includes income tax benefits of $144 million from tentative settlements that we and the IRS agreed to related to several of the issues raised in its audit of our 2002 and 2003 tax years and $52 million of benefit from changes in other estimates. Partially offsetting these benefits was a $93 million reduction in the third quarter’s reversal of the valuation allowance on our deferred tax assets that we should have recognized in the third quarter of 2007 when the reversal was recognized. Had the reduction been recognized, it would have reduced the impact of the third quarter reversal of the valuation allowance on our deferred tax assets from$2.174 billion to $2.081 billion. Absent the $93 million adjustment, our fourth quarter net income would have been $459 million. This adjustment had no impact on our annual results.

Third Quarter 2007

Included in net income for the third quarter of 2007 is the reversal of the valuation allowance on our deferred tax assets which resulted in an income tax benefit of $2.174 billion during the quarter. For additional information, see Note 3—Income Taxes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Note 18: Other Financial Information

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of December 31, 2007 and 2006 consisted of the following:

	December 31,
	2007	2006
	(Dollars in millions)
Prepaid expenses and other current assets:
Deferred activation and installation charges	$133	$162
Prepaid expenses and other	229	216

Total prepaid expenses and other current assets	$362	$378

Other Non-Current Assets

Other non-current assets as of December 31, 2007 and 2006 consisted of the following:

	December 31,
	2007	2006
	(Dollars in millions)
Other non-current assets:
Deposits in escrow accounts related to settlements of the consolidated securities action and other regulatory matters	$402	$239
Non-current investments as described in Note 4—Investments	126	—
Other	651	638

Total other non-current assets	$1,179	$877

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of December 31, 2007 and 2006 consisted of the following:

	December 31,
	2007	2006
	(Dollars in millions)
Accrued expenses and other current liabilities:
Accrued interest	$260	$284
Employee compensation	467	508
Accrued property and other taxes	305	309
Legal reserves	243	248
Current portion of post-retirement and other post-employment benefit obligations	201	180
Dividends payable	142	—
Other	381	332

Total accrued expenses and other current liabilities	$1,999	$1,861

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

Other Non-Current Liabilities

Other non-current liabilities as of December 31, 2007 and 2006 consisted of the following:

	December 31,
	2007	2006
	(Dollars in millions)
Other non-current liabilities:
Reserves for contingencies and litigation as described in Note 16—Commitments and Contingencies	$512	$333
Restructuring and realignment reserves as described in Note 10—Restructuring and Severance	303	335
Income tax reserve and deferred income taxes	183	321
Other	386	457

Total other non-current liabilities	$1,384	$1,446

Note 19: Labor Union Contracts

We are a party to collective bargaining agreements with our labor unions, the Communications Workers of America and the International Brotherhood of Electrical Workers. Our three-year labor agreements with the unions expire on August 16, 2008. As of December 31, 2007, employees covered under these collective bargaining agreements totaled 20,672, or 56%, of all our employees.

Note 20: Financial Statements of Guarantors

QCII and two of its subsidiaries, Qwest Capital Funding, Inc. (“QCF”) and Qwest Services Corporation (“QSC”), guarantee the payment of certain of each other’s registered debt securities. As of December 31, 2007, QCII had outstanding a total of $2.075 billion aggregate principal amount of senior notes that were issued in February 2004 and June 2005 and that are guaranteed by QCF and QSC (the “QCII Guaranteed Notes”) through their maturity in February 2014. Each series of QCF’s outstanding notes totaling approximately $2.9 billion in aggregate principal amount (the “QCF Guaranteed Notes”) is guaranteed on a senior unsecured basis by QCII through their maturity in February 2031. The guarantees are full and unconditional and joint and several. A significant amount of QCII’s and QSC’s income and cash flow are generated by their subsidiaries. As a result, the funds necessary to meet their debt service or guarantee obligations are provided in large part by distributions or advances from their subsidiaries.

The following information sets forth our condensed consolidating statements of operations for years ended December 31, 2007, 2006 and 2005, our condensed consolidating balance sheets as of December 31, 2007 and 2006, and our condensed consolidating statements of cash flows for the years ended December 31, 2007 and 2006. The information for QCII is presented on a stand-alone basis, information for QSC and QCF is presented on a combined basis and information for all of our other subsidiaries is presented on a combined basis. Each entity’s investments in its subsidiaries, if any, is presented under the equity method. The condensed consolidating statements of operations and balance sheets include the effects of consolidating adjustments to our subsidiaries’ tax provisions and the related income tax assets and liabilities in the QSC and QCII results. Both QSC and QCF are 100% owned by QCII, and QCF is a finance subsidiary of QCII. Other than as already described in this note, the accounting principles used to determine the amounts reported in this note are the same as those used in our condensed consolidated financial statements.

QWEST COMMUNICATIONS INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2007, 2006 and 2005

We periodically restructure our internal debt based on needs of the business.

Business Combinations Under Common Control

In February 2007, the FCC issued an order that freed us from some regulatory obligations under the Telecommunications Act of 1996. Among other things, the order gives us more flexibility to integrate our local and long-distance operations, including the operations of our subsidiaries that provide shared services to our two main operating companies.

In light of this order and consistent with our continuing strategy to simplify our corporate structure and gain operational efficiencies, in the first quarter of 2008 we merged two of our wholly owned subsidiaries into another of our wholly owned subsidiaries and moved some of our operations among our subsidiaries. These reorganization activities impacted the entities that are consolidated into our financial statements and, as a result, the subsidiary financial statements presented in this note differ from the subsidiary financial statements we have historically presented in this note. Because the reorganization activities combined businesses that were already controlled by us, we are required to adjust previously reported financial statements for all periods presented in this note for any transferred businesses.

We continue to evaluate other ways to reorganize the legal organization and operations of our subsidiaries, and any future reorganization activities could similarly affect the financial statements presented in this note.

In connection with these past or any future reorganization activities, we do not believe we have consummated, and we do not expect to consummate in the future, any business combinations or other transactions that will adversely affect our consolidated financial condition or results of operations or the financial condition or results of operations for any of the guarantors presented in this note.

Allocations among Affiliates

Under our tax allocation policy, we treat our subsidiaries as if they were separate taxpayers. The policy requires that each subsidiary pay its tax liabilities in cash based on that subsidiary’s separate return taxable income. To the extent a subsidiary has taxable losses, the subsidiary does not pay any amount and therefore retains the benefit of the losses. Subsidiaries are also included in the combined state tax returns we file, and the same payment and allocation policy applies.

Employees of our subsidiaries participate in the QCII pension, non-qualified pension, post-retirement health care and life insurance, and other post-employment benefit plans. The amounts contributed by our subsidiaries are not segregated or restricted to pay amounts due to their employees and may be used to provide benefits to our other employees or employees of other subsidiaries. We allocate the cost of pension, non-qualified pension, and post-retirement health care and life insurance benefits and the associated obligations and assets to our subsidiaries and determine the subsidiaries’ required contributions. The allocation is based upon demographics of each subsidiary’s employees compared to all participants. In determining the allocated amounts, we make numerous assumptions. Changes in any of our assumptions could have a material impact on the expense allocated to our subsidiaries.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

	QCII(1)	QSC(2) & QCF(3)	Subsidiary Non- Guarantors	Eliminations	QCII Consolidated
	(Dollars in millions)
Operating revenue:
Operating revenue	$—	$—	$13,778	$—	$13,778
Operating revenue—affiliate	—	—	39	(39)	—

Total operating revenue	—	—	13,817	(39)	13,778

Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	—	—	4,692	—	4,692
Selling	—	—	2,136	—	2,136
General, administrative and other operating	403	—	2,332	—	2,735
Affiliate	—	—	39	(39)	—
Depreciation and amortization	—	—	2,459	—	2,459

Total operating expenses	403	—	11,658	(39)	12,022

Other expense (income)—net:
Interest expense—net	259	213	623	—	1,095
Interest expense—affiliates	10	118	730	(858)	—
Interest income—affiliates	—	(853)	(5)	858	—
Loss on early retirement of debt—net	8	—	18	—	26
Gain on sale of assets	—	—	(7)	—	(7)
Other—net	(6)	(13)	(3)	—	(22)
(Income) loss from equity investments in subsidiaries	(3,433)	119	—	3,314	—

Total other (income) expense—net	(3,162)	(416)	1,356	3,314	1,092

Income (loss) before income taxes	2,759	416	803	(3,314)	664
Income tax benefit (expense)	158	3,012	(917)	—	2,253

Net income (loss)	$2,917	$3,428	$(114)	$(3,314)	$2,917

(1)	QCII is the issuer of the QCII Guaranteed Notes and is a guarantor of the QCF Guaranteed Notes.
(2)	QSC is a guarantor of the QCII Guaranteed Notes.
(3)	QCF is the issuer of the QCF Guaranteed Notes and is a guarantor of the QCII Guaranteed Notes.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

	QCII(1)	QSC(2) & QCF(3)	Subsidiary Non- Guarantors	Eliminations	QCII Consolidated
	(Dollars in millions)
Operating revenue:
Operating revenue	$—	$—	$13,923	$—	$13,923
Operating revenue—affiliate	—	—	47	(47)	—

Total operating revenue	—	—	13,970	(47)	13,923

Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	—	—	4,923	—	4,923
Selling	—	—	2,116	—	2,116
General, administrative and other operating	30	—	2,529	—	2,559
Affiliate	—	—	47	(47)	—
Depreciation and amortization	—	—	2,770	—	2,770

Total operating expenses	30	—	12,385	(47)	12,368

Other expense (income)—net:
Interest expense—net	275	243	651	—	1,169
Interest expense—affiliates	12	446	1,157	(1,615)	—
Interest income—affiliates	—	(1,611)	(4)	1,615	—
(Gain) loss on early retirement of debt—net	—	(4)	9	—	5
Gain on sale of assets	—	—	(68)	—	(68)
Other—net	(46)	(29)	(33)	—	(108)
(Income) loss from equity investments in subsidiaries	(675)	815	—	(140)	—

Total other (income) expense—net	(434)	(140)	1,712	(140)	998

Income (loss) before income taxes	404	140	(127)	140	557
Income tax benefit (expense)	189	526	(679)	—	36

Net income (loss)	$593	$666	$(806)	$140	$593

(1)	QCII is the issuer of the QCII Guaranteed Notes and is a guarantor of the QCF Guaranteed Notes.
(2)	QSC is a guarantor of the QCII Guaranteed Notes.
(3)	QCF is the issuer of the QCF Guaranteed Notes and is a guarantor of the QCII Guaranteed Notes.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

	QCII(1)	QSC(2) & QCF(3)	Subsidiary Non- Guarantors	Eliminations	QCII Consolidated
	(Dollars in millions)
Operating revenue:
Operating revenue	$—	$—	$13,903	$—	$13,903
Operating revenue—affiliate	—	—	37	(37)	—

Total operating revenue	—	—	13,940	(37)	13,903

Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	—	—	5,180	—	5,180
Selling	—	—	2,045	—	2,045
General, administrative and other operating	105	—	2,653	—	2,758
Affiliate	—	—	37	(37)	—
Depreciation and amortization	—	—	3,065	—	3,065

Total operating expenses	105	—	12,980	(37)	13,048

Other expense (income)—net:
Interest expense—net	188	643	652	—	1,483
Interest expense—affiliates	6	588	1,212	(1,806)	—
Interest income—affiliates	(18)	(1,786)	(2)	1,806	—
Loss on early retirement of debt—net	—	425	37	—	462
Gain on sale of assets	—	—	(263)	—	(263)
Other—net	(7)	(34)	(26)	—	(67)
Loss (income) from equity investments in subsidiaries	649	1,247	—	(1,896)	—

Total other expense (income)—net	818	1,083	1,610	(1,896)	1,615

Loss before income taxes and cumulative effect of changes in accounting principles	(923)	(1,083)	(650)	1,896	(760)
Income tax benefit (expense)	144	439	(580)	—	3

Loss before cumulative effect of changes in accounting principles	(779)	(644)	(1,230)	1,896	(757)
Cumulative effect of changes in accounting principles—net of taxes	—	(8)	(14)	—	(22)

Net loss	$(779)	$(652)	$(1,244)	$1,896	$(779)

(1)	QCII is the issuer of the QCII Guaranteed Notes and is a guarantor of the QCF Guaranteed Notes.
(2)	QSC is a guarantor of the QCII Guaranteed Notes.
(3)	QCF is the issuer of the QCF Guaranteed Notes and is a guarantor of the QCII Guaranteed Notes.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATING BALANCE SHEETS

DECEMBER 31, 2007

	QCII(1)	QSC(2) & QCF(3)	Subsidiary Non- Guarantors	Eliminations	QCII Consolidated
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$90	$481	$331	$—	$902
Short-term investments	9	47	23	—	79
Accounts receivable—net	19	30	1,527	—	1,576
Accounts receivable—affiliates	356	357	31	(744)	—
Notes receivable—affiliates	—	11,499	104	(11,603)	—
Deferred income taxes	—	179	483	(8)	654
Prepaid expenses and other	—	13	390	(41)	362

Total current assets	474	12,606	2,889	(12,396)	3,573
Property, plant and equipment—net	—	—	13,671	—	13,671
Capitalized software—net	—	—	853	—	853
Investments in subsidiaries	2,825	(7,129)	—	4,304	—
Deferred income taxes	—	3,167	38	(1,621)	1,584
Prepaid pension	1,672	—	—	—	1,672
Prepaid pension—affiliates	3,087	74	1,034	(4,195)	—
Other	562	95	522	—	1,179

Total assets	$8,620	$8,813	$19,007	$(13,908)	$22,532

LIABILITIES AND STOCKHOLDERS’ EQUITY OR DEFICIT
Current liabilities:
Current portion of long-term borrowings	$77	$171	$353	$—	$601
Current borrowings—affiliates	104	2,195	9,304	(11,603)	—
Accounts payable	—	12	996	—	1,008
Accounts payable—affiliates	21	2	98	(121)	—
Accrued expenses and other	636	158	1,219	(14)	1,999
Accrued expenses and other—affiliates	—	148	475	(623)	—
Deferred income taxes	8	—	—	(8)	—
Deferred revenue and advance billings	—	—	628	(27)	601

Total current liabilities	846	2,686	13,073	(12,396)	4,209
Long-term borrowings—net	3,281	2,745	7,624	—	13,650
Post-retirement and other post-employment benefit obligations	2,187	—	1	—	2,188
Post-retirement and other post-employment benefits and other—affiliates	1,108	520	2,567	(4,195)	—
Deferred income taxes	215	—	1,406	(1,621)	—
Deferred revenue	—	—	538	—	538
Other	420	65	899	—	1,384

Total liabilities	8,057	6,016	26,108	(18,212)	21,969
Stockholders’ equity (deficit)	563	2,797	(7,101)	4,304	563

Total liabilities and stockholders’ equity (deficit)	$8,620	$8,813	$19,007	$(13,908)	$22,532

(1)	QCII is the issuer of the QCII Guaranteed Notes and is a guarantor of the QCF Guaranteed Notes.
(2)	QSC is a guarantor of the QCII Guaranteed Notes.
(3)	QCF is the issuer of the QCF Guaranteed Notes and is a guarantor of the QCII Guaranteed Notes.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATING BALANCE SHEETS

DECEMBER 31, 2006

	QCII(1)	QSC(2) & QCF(3)	Subsidiary Non- Guarantors	Eliminations	QCII Consolidated
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$—	$900	$341	$—	$1,241
Short-term investments	—	193	55	—	248
Accounts receivable—net	17	12	1,571	—	1,600
Accounts receivable—affiliates	232	365	41	(638)	—
Notes receivable—affiliates	—	10,203	93	(10,296)	—
Deferred income taxes	—	—	200	(13)	187
Prepaid expenses and other	—	29	412	(63)	378

Total current assets	249	11,702	2,713	(11,010)	3,654
Property, plant and equipment—net	—	—	14,579	—	14,579
Capitalized software—net	—	—	818	—	818
Investments in subsidiaries	1,743	(7,321)	—	5,578	—
Deferred income taxes	—	1,368	10	(1,378)	—
Prepaid pension	1,311	—	—	—	1,311
Prepaid pension—affiliates	3,245	72	1,064	(4,381)	—
Other	416	22	439	—	877

Total assets	$6,964	$5,843	$19,623	$(11,191)	$21,239

LIABILITIES AND STOCKHOLDERS’ EQUITY OR DEFICIT
Current liabilities:
Current portion of long-term borrowings	$1,272	$—	$414	$—	$1,686
Current borrowings—affiliates	146	457	9,693	(10,296)	—
Accounts payable	—	8	984	—	992
Accounts payable—affiliates	28	4	118	(150)	—
Accrued expenses and other	513	98	1,279	(29)	1,861
Accrued expenses and other—affiliates	—	19	469	(488)	—
Deferred income taxes	6	7	—	(13)	—
Deferred revenue and advance billings	—	—	655	(34)	621

Total current liabilities	1,965	593	13,612	(11,010)	5,160
Long-term borrowings—net	2,586	2,916	7,704	—	13,206
Post-retirement and other post-employment benefit obligations	2,366	—	—	—	2,366
Post-retirement and other post-employment benefits and other—affiliates	1,136	473	2,772	(4,381)	—
Deferred income taxes	41	2	1,496	(1,378)	161
Deferred revenue	—	—	506	—	506
Other	315	142	828	—	1,285

Total liabilities	8,409	4,126	26,918	(16,769)	22,684
Stockholders’ (deficit) equity	(1,445)	1,717	(7,295)	5,578	(1,445)

Total liabilities and stockholders’ equity (deficit)	$6,964	$5,843	$19,623	$(11,191)	$21,239

(1)	QCII is the issuer of the QCII Guaranteed Notes and is a guarantor of the QCF Guaranteed Notes.
(2)	QSC is a guarantor of the QCII Guaranteed Notes.
(3)	QCF is the issuer of the QCF Guaranteed Notes and is a guarantor of the QCII Guaranteed Notes.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2007

	QCII(1)	QSC(2) & QCF(3)	Subsidiary Non- Guarantors	Eliminations	QCII Consolidated
	(Dollars in millions)
Cash (used for) provided by operating activities	$(737)	$1,706	$2,035	$22	$3,026
Investing Activities:
Expenditures for property, plant and equipment and capitalized software	(8)	—	(1,661)	—	(1,669)
Proceeds from sale of property and equipment	—	—	16	—	16
Proceeds from sale of investment securities	—	203	—	—	203
Purchases of investment securities	—	(64)	—	—	(64)
Net (purchases of) proceeds from investments managed by QSC	(11)	(12)	23	—	—
Cash infusion to subsidiaries	—	(2,801)	—	2,801	—
Net (increase) decrease in short-term affiliate loans	—	(1,296)	(11)	1,307	—
Dividends received from subsidiaries	2,450	2,505	—	(4,955)	—
Other	(11)	53	(16)	(113)	(87)

Cash provided by (used for) investing activities	2,420	(1,412)	(1,649)	(960)	(1,601)

Financing activities:
Proceeds from long-term borrowings	—	—	500	—	500
Repayments of long-term borrowings, including current maturities	(507)	—	(669)	—	(1,176)
Net (repayments of) proceeds from short-term affiliate borrowings	(42)	1,738	(389)	(1,307)	—
Proceeds from issuances of common stock	113	—	—	—	113
Repurchases of common stock	(1,170)	—	—	—	(1,170)
Equity infusion from parent	—	—	2,801	(2,801)	—
Dividends paid to parent	—	(2,450)	(2,505)	4,955	—
Early retirement of debt costs	(5)	—	(10)	—	(15)
Other	18	(1)	(124)	91	(16)

Cash (used for) provided by financing activities	(1,593)	(713)	(396)	938	(1,764)

Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	90	(419)	(10)	—	(339)
Beginning balance	—	900	341	—	1,241

Ending balance	$90	$481	$331	$—	$902

(1)	QCII is the issuer of the QCII Guaranteed Notes and is a guarantor of the QCF Guaranteed Notes.
(2)	QSC is a guarantor of the QCII Guaranteed Notes.
(3)	QCF is the issuer of the QCF Guaranteed Notes and is a guarantor of the QCII Guaranteed Notes.

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2006

	QCII(1)	QSC(2) & QCF(3)	Subsidiary Non- Guarantors	Eliminations	QCII Consolidated
	(Dollars in millions)
Cash (used for) provided by operating activities	$(387)	$1,924	$1,220	$32	$2,789
Investing Activities:
Expenditures for property, plant and equipment and capitalized software	(1)	—	(1,631)	—	(1,632)
Proceeds from sale of property and equipment	—	—	173	—	173
Proceeds from sale of investment securities	—	70	—	—	70
Purchases of investment securities	—	(217)	—	—	(217)
Net (purchases of) proceeds from investments managed by QSC	9	31	(40)	—	—
Cash infusion to subsidiaries	—	(7,412)	—	7,412	—
Net (increase) decrease in short-term affiliate loans	—	9,093	(17)	(9,076)	—
Dividends received from subsidiaries	350	1,946	—	(2,296)	—
Other	—	43	(94)	(43)	(94)

Cash provided by (used for) investing activities	358	3,554	(1,609)	(4,003)	(1,700)

Financing activities:
Proceeds from long-term borrowings	—	—	600	—	600
Repayments of long-term borrowings, including current maturities	(39)	(507)	(634)	—	(1,180)
Net (repayments of) proceeds from short-term affiliate borrowings	(19)	(4,271)	(4,786)	9,076	—
Proceeds from issuances of common stock	205	—	—	—	205
Repurchases of common stock	(209)	—	—	—	(209)
Equity infusion from parent	—	—	7,412	(7,412)	—
Dividends paid to parent	—	(350)	(1,946)	2,296	—
Early retirement of debt costs	—	(2)	(7)	—	(9)
Other	24	(11)	(125)	11	(101)

Cash (used for) provided by financing activities	(38)	(5,141)	514	3,971	(694)

Cash and cash equivalents:
(Decrease) increase in cash and cash equivalents	(67)	337	125	—	395
Beginning balance	67	563	216	—	846

Ending balance	$—	$900	$341	$—	$1,241

(1)	QCII is the issuer of the QCII Guaranteed Notes and is a guarantor of the QCF Guaranteed Notes.
(2)	QSC is a guarantor of the QCII Guaranteed Notes.
(3)	QCF is the issuer of the QCF Guaranteed Notes and is a guarantor of the QCII Guaranteed Notes.

QWEST COMMUNICATIONS INTERNATIONAL, INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2005

	QCII(1)	QSC(2) & QCF(3)	Subsidiary Non- Guarantors	Eliminations	QCII Consolidated
	(Dollars in millions)
Cash (used for) provided by operating activities	$(250)	$1,566	$997	$—	$2,313
Investing Activities:
Expenditures for property, plant and equipment and capitalized software	(1)	—	(1,612)	—	(1,613)
Proceeds from sale of property and equipment	—	—	420	—	420
Proceeds from sale of investment securities	—	1,794	—	(1)	1,793
Purchases of investment securities	—	(1,086)	—	—	(1,086)
Net (purchases of) proceeds from investments managed by QSC	16	(332)	316	—	—
Cash infusion to subsidiaries	(1,760)	(10,000)	—	11,760	—
Net (increase) decrease in short-term affiliate loans	—	16,565	(18)	(16,547)	—
Principal collected on long-term affiliate loans	—	97	—	(97)	—
Dividends received from subsidiaries	—	2,855	—	(2,855)	—
Other	—	(22)	27	22	27

Cash (used for) provided by investing activities	(1,745)	9,871	(867)	(7,718)	(459)

Financing activities:
Proceeds from long-term borrowings	2,000	—	1,152	—	3,152
Repayments of long-term borrowings, including current maturities	(5)	(3,535)	(1,176)	—	(4,716)
Net (repayments of) proceeds from short-term affiliate borrowings	39	(9,161)	(7,426)	16,548	—
Repayments of long-term affiliate borrowings	—	—	(97)	97	—
Proceeds from issuances of common stock	39	—	—	—	39
Equity infusion from parent	—	1,760	10,000	(11,760)	—
Dividends paid to parent	—	—	(2,855)	2,855	—
Early retirement of debt costs	—	(542)	(25)	—	(567)
Other	(45)	(4)	4	(22)	(67)

Cash provided by (used for) financing activities	2,028	(11,482)	(423)	7,718	(2,159)

Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	33	(45)	(293)	—	(305)
Beginning balance	34	608	509	—	1,151

Ending balance	$67	$563	$216	$—	$846

(1)	QCII is the issuer of the QCII Guaranteed Notes and is a guarantor of the QCF Guaranteed Notes.
(2)	QSC is a guarantor of the QCII Guaranteed Notes.
(3)	QCF is the issuer of the QCF Guaranteed Notes and is a guarantor of the QCII Guaranteed Notes.